UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

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Definitive Proxy Statement
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Soliciting Material Pursuant to Section 240.14a-12

AKORN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1925 West Field Court, Suite 300

Lake Forest, Illinois 60045

Dear Shareholder:

You are cordially invited to attend the 2016 annual meeting of shareholders of Akorn, Inc. to be held at 10:00 a.m., local time (Central Daylight Time) on July 1st, 2016, at the Company’s corporate headquarters at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045 for the following purposes, as more fully described in the proxy statement:

1.	To elect eight directors,
2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountant,
3.	To approve through an advisory vote the Company’s executive compensation program, and
4.	To transact such other matters as may properly come before the meeting.

You may attend the meeting in person or by proxy. Only shareholders or their legal proxy holders will be allowed to attend the 2016 annual meeting. To be admitted to the 2016 annual meeting, you must present a form of government-issued photo identification and valid proof of ownership of the Company’s common stock as of May 11, 2016 or a valid legal proxy.

Your vote is important. We strongly urge you to cast your vote as soon as possible, even if you currently plan to attend the meeting in person. You may vote your shares by Internet or telephone, or if you request a paper copy of the proxy materials, by following the instructions on the proxy card or the voting instruction form you receive with those materials.

We appreciate your investment in the Company.

By Order of the Board of Directors

/S/ Raj Rai

Raj Rai

Chief Executive Officer

May 20, 2016

Notice
of the 2016 Annual Meeting

The 2016 annual meeting of shareholders of Akorn, Inc., a Louisiana corporation, will be held at the time and place and for the purposes indicated below.

July 1, 2016

10:00 a.m., Local Time

1925 West Field Court, Suite 300, Lake Forest, Illinois 60045

Items of Business:	•	To elect eight directors from the nominees named in the proxy statement to serve until the 2017 annual meeting or until their successors are elected and qualified (Proposal 1);
	•	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal 2);
	•	To approve, through a non-binding advisory vote, the Company’s executive compensation program (Proposal 3); and
	•	To transact such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Directors unanimously recommends that you vote as follows: “FOR ALL” nominees in Proposal 1 and “FOR” Proposals 2 and 3.

Record Date:	Shareholders of record as of the close of business May 11, 2016, are entitled notice of and to vote at the 2016 annual meeting.

Voting:	Your vote is very important. To ensure your representation at the meeting, please vote your shares as soon as possible, by Internet or telephone, or if you request a paper copy of the proxy materials, by the proxy card or voter instruction form included therein.

By Order of the Board of Directors

/S/ Raj Rai

Raj Rai

Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on July 1, 2016.

The proxy statement, the form of proxy card, and the annual report to shareholders for the fiscal year ending December 31, 2015 are available at http://www.proxyvote.com.

Table of Contents

PROXY STATEMENT	5

I. CORPORATE GOVERNANCE AND RELATED MATTERS	6
Corporate Governance	6
Report of the Audit Committee	10
Certain Relationships and Related Transactions	11
Section 16(a) Beneficial Ownership Reporting Compliance	13
Code of Ethics	13

II. PROPOSALS	14
Proposal 1 Election of Directors	14
Proposal 2 Ratification of the Appointment of BDO USA, LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016	19
Proposal 3 Approval by Non-Binding Advisory Vote of the Company’s Current Executive Compensation Program	21

III. EXECUTIVE COMPENSATION AND OTHER INFORMATION	22
Executive Summary	22
Compensation Discussion and Analysis	23
Compensation Committee Report	32
Executive Compensation Tables	33
Director Compensation	41
Compensation Committee Interlocks and Insider Participation	43
Equity Compensation Plans	43

IV. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44

V. QUESTIONS AND ANSWERS	46

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AKORN, INC.

1925 West Field Court, Suite 300

Lake Forest, Illinois 60045

May 20, 2016

Proxy Statement

For the Annual Meeting of Shareholders to be held July 1, 2016

The Board of Directors of Akorn is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2016 annual meeting of shareholders of Akorn, Inc. The meeting will be held at the Company’s headquarters, at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, on July 1, 2016, at 10:00 a.m., local time.

This proxy statement contains information on matters to be voted upon at the annual meeting or any adjournments of that meeting. As of the date of this proxy statement, management is unaware of any other matter for action by shareholders at the meeting other than those described in the accompanying Notice of the 2016 Annual Meeting. All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

A one-page notice was mailed to you regarding the Internet availability of our proxy materials. The Notice of Internet Availability of Proxy Materials (the “Notice”) was sent in place of a paper copy of the proxy materials in order to help reduce the environmental impact of our annual meeting, and reduce the cost to Akorn associated with the printing and mailing of the proxy material.

The Notice provides you with instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and instructions for voting over the Internet. You may follow the instructions in the Notice to elect to receive future proxy materials in print by mail or electronically by email.

The proxy materials for our 2016 annual meeting include: (1) The Notice of 2016 Annual Meeting of Shareholders; (2) This Proxy Statement for the Annual Meeting; and (3) Akorn’s Annual Report for the year ended December 31, 2015. If you request paper versions, then the proxy materials will also include the proxy card or voting instruction form for the 2016 annual meeting.

Please see the section “Questions and Answers” at the back of this proxy statement for more information regarding the proxy materials, the 2016 annual meeting, voting, submitting proposals for next year’s annual meeting and other related matters.

This proxy statement is dated May 20, 2016 and we are first furnishing the proxy materials to shareholders on May 20, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to Be Held on July 1, 2016:

The Notice of Annual Meeting, proxy statement, form of proxy card, and 2015 annual report to shareholders are available at http://www.proxyvote.com.

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I.	Corporate Governance and Related Matters

CORPORATE GOVERNANCE

Board of Directors

The age, principal occupation and employment, position with us, directorships in other public corporations, qualifications for directorship and year first elected or appointed as one of our directors, of each of our nominees and current directors, as applicable, as of May 1, 2016 are included in this proxy statement under the heading “PROPOSAL 1. ELECTION OF DIRECTORS” and can be found starting on page 14.

Independence of the Board of Directors

Our common stock is traded on The NASDAQ Global Select Market (“NASDAQ”). The Board has determined that a majority of the members of, and nominees to, the Board qualify as “independent,” as defined by the listing standards of NASDAQ. Consistent with these considerations, after review of all relevant transactions and relationships between each director and nominee, or any of his family members, and the Company, its senior management and its independent auditors, the Board has further determined that all of our directors and nominees to serve as directors are “independent” under the listing standards of NASDAQ, except for Dr. Kapoor and Mr. Tambi. In making this determination, the Board considered that there were no new transactions or relationships between its current directors and the Company, its senior management and its independent auditors since last making this determination.

Leadership Roles

Our bylaws do not require that the positions of Chairman of the Board of Directors and Chief Executive Officer (“CEO”) be separate. Our bylaws allow for the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Further, the Board does not have a formal policy relating to the separation of the offices of Chairman of the Board and CEO. Our offices of Chairman of the Board and CEO have been separate since 2002, when our Chairman, John Kapoor last served as both Chairman of the Board and CEO. Currently, with the separation of the positions, the Chairman of the Board oversees strategic planning for the Company, and the CEO oversees the day-to-day planning, execution and operational matters. The Board believes that the separation of the two roles provides a balance of these important responsibilities and best suits the skills of Dr. Kapoor and Mr. Rai. However, the Board believes that retaining the flexibility to unify the two roles is beneficial to the Company, and as such, the Board intends to continue to exercise its discretion in combining or separating these positions depending on the particular circumstances and needs of the Company at any time.

Risk Management

We accept the premise that with innovation and progress we must also confront various risks. We also recognize that risk can be predicted, evaluated, avoided and/or managed. Further, the Board acknowledges that inappropriate risk avoidance and management could damage Company assets as well as shareholder value. Given these principles, senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management and compliance programs and policies. We have developed a consistent, systemic and integrated approach to risk management to help determine how best to identify, manage and mitigate significant risks throughout the Company. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board providing guidance in these areas.

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Executive Sessions of Independent Directors and Shareholder Communications

Our independent directors meet periodically in executive sessions when only independent directors are present. Persons interested in communicating with the independent directors may address correspondence to a particular director or to the independent directors generally, in care of Corporate Secretary, Akorn, Inc., 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

Board Meetings and Annual Meeting Attendance

Our Board held 14 meetings in 2014 and 14 meetings in 2015. Each of our directors attended 75% or more of the aggregate number of meetings of our Board held during the period in which he or she was a director and the number of meetings held by all Board committees on which he or she served during each of 2014 and 2015. Directors are strongly encouraged to attend the annual meeting of shareholders unless extenuating circumstances prevent them from attending, although we do not have a formal, written policy requiring such attendance. Due to our extended non-filing period, our last annual meeting of shareholders was in May 2014. All members of the Board at the time attended the 2014 annual meeting.

Committees of the Board

The Board has three standing committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). From time to time, the Board may create special committees. For example, in July 2015, the Board created a special litigation committee (the “Special Litigation Committee”) to advise upon certain litigation matters. The below chart shows the current members and chairpersons of our three standing committees and the Special Litigation Committee, though the Board has created other special committees from time to time which committees may not necessarily be described herein.

		Compensation	Nominating and Corporate	Special Litigation
	Audit Committee	Committee	Governance Committee	Committee
John N. Kapoor, Ph.D.	—	—	—	—
Kenneth S. Abramowitz	Member	—	—	—
Adrienne L. Graves	—	Chair	Member	Member
Ronald M. Johnson	Member	Member	—	—
Steven J. Meyer	Chair	—	Member	—
Terry Allison Rappuhn	Member	—	—	Chair
Brian Tambi	—	—	—	—
Alan Weinstein	—	Member	Chair	Member

The composition of Board committees is reviewed and determined each year at the initial meeting of the Board after the annual meeting of shareholders.

Audit Committee

The Audit Committee of the Board oversees our corporate accounting and financial reporting process and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance and assesses the qualifications of the Company’s independent registered public accounting firm (the “independent auditors”); determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves related person transactions; reviews the financial statements to be included in our Annual Report on Form 10-K and quarterly reports on Form 10-Q; and discusses with management and the independent auditors the results of the annual audit and the results of the reviews of our quarterly financial statements. The Audit Committee met fifty-two (52) times during the 2015 fiscal year. A current copy of the Audit Committee Charter, which has been adopted and approved by the Board, is available on our website at http://www.akorn.com (the contents of such website are not incorporated into this proxy statement).

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The Board has reviewed NASDAQ’s definition of independence for Audit Committee members and has determined that all members of our Audit Committee are “independent” under the listing standards of NASDAQ. Further, the Board determined that each of the members of the Audit Committee is “independent” in accordance with Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Meyer and Ms. Rappuhn each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Meyer’s level of knowledge and experience based on a number of factors, including his formal education, and his experience as the Chief Financial Officer of JVM Realty, a private firm specializing in the acquisition, re-positioning and management of multi-family housing for qualified investors, as well as his experience as Corporate Treasurer and International Controller and Vice President of Global Operations at Baxter International, Inc. The Board also made a qualitative assessment of Ms. Rappuhn’s level of knowledge and experience based on a number of factors, including her formal education and her experience as a Chief Financial Officer of Quorum Health Group, Inc., a previously public company that owned and operated acute care hospitals, as well as her experience as VP, Controller and Assistant Treasurer and VP, Internal Audit at Quorum, her 15 years of experience with Ernst & Young, LLP and her prior service as audit committee chairperson for other public companies. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Meyer’s and Ms. Rappuhn’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Meyer or Ms. Rappuhn any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board.

Compensation Committee

The Compensation Committee, which met ten (10) times during 2015, reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our executive officers; and administers equity awards and stock purchase plans. Each member of the Compensation Committee has been determined by the Board to be “independent” under the listing standards of NASDAQ. A current copy of the Compensation Committee Charter, which has been adopted and approved by the Board, is available on our website at http://www.akorn.com (the contents of such website are not incorporated into this proxy statement). The Compensation Committee has authority to obtain advice and seek assistance from internal and external accounting and other advisors and to determine the extent of funding necessary for the payment of any consultant retained to advise it.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and processes regarding corporate governance matters, assessing Board membership needs and making recommendations regarding potential director candidates to the Board. A current copy of the Nominating and Corporate Governance Committee Charter, which has been adopted and approved by the Board, is available on our website at http://www.akorn.com (the contents of such website are not incorporated into this proxy statement). Each member of the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” under the listing standards of NASDAQ. The Nominating and Corporate Governance Committee met two (2) times during 2015.

The Board believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Board also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our shareholders. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Board considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Board strives to achieve diversity in the broadest sense, including persons diverse in geography, age, gender, ethnicity, knowledge and experiences. Although the Board does not have a stand-alone diversity policy, the Board’s overall diversity is a significant consideration in the director selection and nomination process. The Board and Nominating and Corporate Governance Committee assess the effectiveness of board diversity efforts in connection with the annual nomination process as well as in new director searches. Currently, almost half of the Directors are women or minorities. In the case of incumbent directors whose terms of office are set to expire, the Board and the Nominating and Corporate Governance Committee review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such director’s independence. In the case of new director candidates, the Board also determines whether the nominee must be independent, which determination is based upon applicable SEC and NASDAQ rules.

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Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics, including diversity, management skills, and pharmaceutical industry, financial, technological, business and international experience. Directors selected should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance.

In order to identify a potential Board candidate, the Board uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Board conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Board meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Board has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the Board rejected a director nominee from a shareholder or shareholders. Upon the election of nominees at our annual meeting of shareholders on July 1, 2016 the Board will have one vacancy, which is reserved for a nominee to be named by our Chairman, Dr. John Kapoor, in accordance with terms of a Modification, Warrant and Investor Rights Agreement entered into on April 13, 2009 between the Company and EJ Funds, LP, a company controlled by our Chairman.

Although there is no formal procedure for shareholders to recommend nominees for the Board, the Nominating and Corporate Governance Committee will consider such recommendations for the 2017 annual meeting if received by November 24, 2016, and if subsequent to the 2017 annual meeting, recommendations will be considered if received 120 days in advance of the date on which the Company released its definitive proxy statement in the previous year, addressed to the Nominating and Corporate Governance Committee, in care of Corporate Secretary, Akorn, Inc., 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045. Such recommendations should be addressed to the Nominating and Corporate Governance Committee at our address and provide all information relating to such person that the shareholder desires to nominate that is required to be disclosed in solicitation of proxies pursuant to Regulation 14A under the Exchange Act. The Board does not believe that a formal procedure for shareholders to recommend nominees for the Board is necessary because every effort has been made to ensure that nominees recommended by shareholders are given appropriate consideration by the Nominating and Corporate Governance Committee.

Special Litigation Committee

The Special Litigation Committee of the Board was formed in 2015 to consider action to be taken by the Company with respect to certain shareholder demand letters and litigation claims made. The Special Litigation Committee met 8 times during the 2015 fiscal year.

Shareholder Outreach Program

We have a robust shareholder outreach program, facilitated by our Investor Relations department and supported by senior leaders from our organization, including our CEO and CFO. Through our outreach program, we speak with our shareholders on a regular basis throughout the year. Our Investor Relations team and senior managers also speak with analysts and others who advise our shareholders on their ownership positions about general matters related to Akorn.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board of Directors, or a particular director or group of directors, may do so by sending a letter to Akorn, Inc., Attention: Corporate Secretary, 1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”, and the letter should indicate whether the intended recipients are the entire Board, a specific group or committee of the Board, or an individual director. All such communications received by the Company will be promptly copied and distributed to the appropriate director or directors.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Akorn’s financial reporting process on behalf of the Board. As part of this oversight function, the Audit Committee oversees Akorn’s compliance with legal and regulatory compliance and monitors Akorn’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which includes receiving regular reports and representations by management of Akorn and its independent auditors, each of whom is given full and unlimited access to the Audit Committee to discuss any matters which they believe should be brought to our attention.

In carrying out its responsibilities, the Audit Committee acts in an oversight capacity. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and discussed the audited financial statements with management. Management represented to the Audit Committee that Akorn’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee discussed with the independent auditors matters required to be discussed by Public Company Oversight Board Auditing Standard No.16. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Akorn and its management, including the matters in the written disclosures and the applicable letter received by the Audit Committee from the independent auditors as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also reviewed the certifications of the executive officers of Akorn attached as exhibits to Akorn’s Annual Report on Form 10-K for the 2015 fiscal year as well as all reports issued by Akorn’s independent auditor related to its audit of Akorn’s financial statements for the 2014 and 2015 fiscal years and the effectiveness of Akorn’s internal control over financial reporting.

The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to Akorn is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited comprehensive consolidated financial statements in Akorn’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

This report is submitted by the Audit Committee, consisting of:

Steven J. Meyer (chair)

Kenneth S. Abramowitz

Ronald M. Johnson

Terry Allison Rappuhn

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Under the Company’s Code of Ethics, all employees and directors must report any activity that would cause or appear to cause a conflict of interest on his or her part, including any potential related party transactions. Akorn’s Board recognizes that certain transactions present a heightened risk of conflicts of interest or the perception of a conflict of interest. As a result, in 2016, the Company adopted a written Policy on Related-Party Transactions (“Related-Party Transactions Policy”) to help ensure that all related-party transactions will be subject to review, approval or ratification in accordance with certain procedures.

The Related-Party Transactions Policy applies to any transaction where the Company is a participant and a related person has or will have a direct or indirect material interest. A “related person” is defined as our directors, director nominees, executive officers, beneficial owners more than 5% of the outstanding shares of our common stock and the respective immediate family members of all such persons. Under the policy, a “related-party transaction” is defined as any transaction or relationship in which the Company is or will be a participant and any related party has or will have a direct or indirect material interest.

Pursuant to our Related-Party Transactions Policy, prior to entering into a related-party transaction, a related party is required to notify the General Counsel of any material interest that such person (or his or her immediate family member) has or may have in the proposed transaction. The notice should include a description of the material terms of the transaction, including the related person and his or her relationship to the Company, the related person’s interest and role in the proposed transaction, and the aggregate cost to or benefit to be derived by the related person and the Company if known. From time to time, the Company may also take measures to identify potential related party transactions that might not have been self-reported. For example, in 2016, the internal audit department required all employees at the director level and above to answer a survey regarding their knowledge of any potential related-party transactions involving themselves, their direct reports or any other employees of the Company since January 1, 2015. In 2016, the internal audit department also cross-checked names of related parties of the Company’s officers and directors against the names in the Company’s accounts payable and accounts receivable databases to identify any potential related party transactions that may have occurred since January 2015. Any transactions that were identified during such processes (self-reporting, survey, cross-checking names in databases) were presented to the General Counsel and the Audit Committee for review.

Under our Related-Party Transactions Policy, the General Counsel notifies the Audit Committee of any pending or proposed related-party transaction (or existing transaction that was not previously reported). Pursuant to the policy, our General Counsel is responsible for the review and, if appropriate, approval of related-party transactions in which the aggregate amount involved is expected to be $50,000 or less in any fiscal year. Pursuant to the policy, the General Counsel will consult with one or more officers when making such determination. The Audit Committee is responsible for the review and, if appropriate, approval of related-party transactions in which the aggregate amount involved may be expected to exceed $50,000 in any fiscal year. No related party is allowed to participate in any deliberation or approval of a related party transaction for which he or she or any member of his or her immediate family is a related party.

Pursuant to the policy, in the event the Company, a director, any member of senior management or other employee becomes aware of a related-party transaction with a related person at any time since the beginning of the previous fiscal year which has not been approved under the policy, he or she is required to report the transaction to the General Counsel, who will refer the matter to the Audit Committee as appropriate.

In determining whether to approve or ratify a transaction, the Audit Committee or General Counsel, as the case may be, considers all of the relevant facts and circumstances they deem appropriate, including, but not limited to, the terms and circumstances of the transaction, the extent of the related party’s interest in the transaction, the nature of the Company’s participation in the transaction, the availability to the Company of alternative means or transactions to obtain like benefits, the results of an appraisal, whether the transaction was entered into on terms no less favorable to the Company than the terms generally available to an unaffiliated third-party under the same or similar circumstances, and whether the transaction is fair to the Company and in the interest of the Company and its stockholders. In addition, pursuant to the Audit Committee Charter, the Audit Committee discusses with the independent auditor the Company’s identification, accounting for and disclosures of related-party transactions and any concerns members of the Audit Committee have regarding any related-party transactions.

The Related-Party Transaction Policy classifies certain transactions as pre-approved, including: (a) employment of executive officers and director compensation, if the compensation is required to be reported under Item 402 of Regulation S-K and the officer is not an immediate family member of another officer or director; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s outstanding equity if the aggregate amount involved does not exceed the greater of (or in the case of a charity, the lesser of) $200,000 or 2% of that company’s total annual revenues or charitable organization’s total annual receipts; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all stockholders benefit on a pro rata basis; (d) regulated transactions involving services as a common or contract carrier or public utility at rates fixed in conformity with law or governmental authority; and (e) transactions where the rates or charges involved are determined by competitive bids.

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Certain Transactions and Relationships

In accordance with Item 404(a) of Regulation S-K, below are descriptions of related-party transactions that existed or that we have entered into since the beginning of 2015 and the amount involved was more than $120,000 and certain other relationships.

John N. Kapoor, Ph.D., our Chairman of the Board and an over 5% shareholder, is the President of EJ Financial Enterprises, Inc., a healthcare consulting investment company (“EJ Financial”). EJ Financial is involved in the management of healthcare companies in various fields and Dr. Kapoor is involved in various capacities with the management and operation of these companies. The John N. Kapoor Trust dated September 20, 1989 (the “Kapoor Trust”), the beneficiary and sole trustee of which is Dr. Kapoor, is a principal shareholder of each of these companies. Although these companies do not currently compete directly with us, certain companies with which EJ Financial is involved are in the pharmaceutical business. Discoveries made by, or other activities of, one or more of these companies could render our products less competitive or obsolete.

As of December 31, 2015, Dr. Kapoor beneficially controls more than 25% of our common stock. As a result, Dr. Kapoor can strongly influence, and potentially control, the outcome of our corporate actions, including the election of our directors and transactions involving a change of control. This concentrated control limits other shareholders’ ability to influence corporate matters and, as a result, the Company may take actions that other shareholders do not view as beneficial. Further, decisions made by Dr. Kapoor with respect to his and his related parties’ ownership or trading of our common stock could have an adverse effect on the market value of our common stock and an adverse effect on our business.

The Kapoor Trust is entitled to nominate one person to serve on our Board of Directors pursuant to the Stock Purchase Agreement dated November 15, 1990. Dr. Kapoor was designated by the Kapoor Trust for this purpose. See “Directors” and “Director Compensation” for more information.

EJ Funds, LP, a company controlled by Dr. Kapoor, is entitled to nominate two persons to serve on our Board of Directors pursuant to the Modification, Warrant and Investor Rights Agreement dated April 13, 2009. Mr. Tambi was nominated by EJ Funds, LP to serve on our Board of Directors for this purpose. The other seat for nomination remains vacant. See “Directors” and “Director Compensation” for more information.

The Company obtained legal services totaling $1.7 million for the year ended December 31, 2015 from Polsinelli PC, a firm for which the spouse of the Company’s Senior Vice President, General Counsel and Secretary is a shareholder.

The Company has entered into employment agreements and offer letters with its Named Executive Officers. The terms of such agreements are described under “Compensation Discussion and Analysis” and “Potential Payments Upon Termination.”

Our former CFO entered into a letter agreement with the Company in connection with his resignation. The material terms of the letter agreement are described under “Potential Payments Upon Termination.”

Our executive officers and directors have equity ownership in our Company. See “Outstanding Equity Awards at 2015 Fiscal Year End Table” and Item 12 – “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Board Independence

Our Board has determined that all of our directors, other than Dr. Kapoor and Mr. Tambi, are “independent” as defined in the federal securities laws and applicable NASDAQ rules for service on our Board. In recommending to the Board that each of the independent directors be classified as independent, the Nominating and Governance Committee also considered whether there were any facts or circumstances that might impair the independence of each of those directors. In making this determination, the Board considered all transactions and relationships discussed above under “Certain Transactions and Relationships.”

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file reports of security ownership and changes in such ownership with the SEC. Based solely on our review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, we believe that all such persons have timely filed all reports required by Section 16(a) of the Exchange Act during 2015.

CODE OF ETHICS

Our Board has adopted a Code of Ethics that is applicable to all employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, as well as members of the Board. We intend to satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, any provision of the Code of Ethics with respect to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions by disclosing the nature of such amendment or waiver on our website or in a report on Form 8-K. A copy of the Code of Ethics can be obtained at our website.

Our website address is http://www.akorn.com (the contents of such website are not incorporated into this proxy statement).

Our Audit Committee has adopted a whistleblower policy in compliance with Section 806 of the Sarbanes-Oxley Act and Section 21F of the Exchange Act. The whistleblower policy allows employees to confidentially submit a good faith complaint regarding accounting or audit matters to the Audit Committee and management without fear of dismissal or retaliation. This policy, as well as a copy of our Code of Ethics, is distributed to all our employees for signature and signed copies are on file in our Human Resources Department.

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II.	PROPOSALS

PROPOSAL 1	ELECTION OF DIRECTORS

The Company’s Board of Directors (“Board”) consists of nine seats. At the beginning of 2015, two of the seats were vacant. Upon recommendation from one of our independent Board members, Terry Allison Rappuhn was considered for directorship. After review, vetting and recommendation by our Nominating and Corporate Governance Committee, on April 20, 2015, the Board approved the appointment of Ms. Rappuhn to fill one of two vacant seats on the Board at that time and to join the Company’s Audit Committee. In March 2015, Ronald M. Johnson informed the Company of his decision not to stand for reelection to the Board at the 2015 annual meeting for personal health reasons, but agreed to be retained to provide regulatory and compliance consulting services with respect to FDA related matters. Due to the ongoing restatement process, the Company did not hold an annual meeting in 2015, and Mr. Johnson has continued to serve on the Board. Mr. Johnson has since recovered from his health matters, withdrawn his resignation and agreed to stand for re-election at the 2016 annual meeting. Currently, there is one remaining vacant seat, which is reserved for a nominee to be named by EJ Funds, LP, a company controlled by our Chairman. Under the Modification, Warrant and Investor Rights Agreement entered into on April 13, 2009, EJ Funds, LP, has the right to name nominees for two seats on our Board. Mr. Tambi was nominated to one of those seats and the second remains vacant.

The Board has nominated eight candidates for election at the 2016 annual meeting and recommends that shareholders vote “FOR ALL” eight nominees. All of the nominees listed below are currently directors. If elected at the 2016 annual meeting, each of these nominees would serve until the 2017 annual meeting and until his or her successor is elected and has qualified, or, if earlier, until the director’s death, resignation or removal. Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. In the unanticipated event that one or more of such nominees becomes unavailable as a candidate for director, the persons named in the accompanying proxy will vote for another candidate nominated by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

The following table and narrative description sets forth, as of May 1, 2016, the age, principal occupation and employment, position with us, directorships in other public corporations, and year first elected or appointed as one of our directors, of each of the eight individuals nominated for election as director. Unless otherwise indicated, each nominee has been engaged in the principal occupation or occupations described below for more than the past five years.

Name	Age	Director Since	Present Position with Akorn
John N. Kapoor, Ph.D.	72	1990	Chairman of the Board
Kenneth S. Abramowitz	65	2010	Director
Adrienne L. Graves	62	2012	Director
Ronald M. Johnson	70	2003	Director
Steven J. Meyer	59	2009	Director
Terry Allison Rappuhn	59	2015	Director
Brian Tambi	71	2009	Director
Alan Weinstein	73	2009	Director

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JOHN KAPOOR, PH.D

Director Since: 1990

Age: 72

Dr. Kapoor has served as the Chairman of our Board since October 1990. Dr. Kapoor served as our interim Chief Executive Officer from March 2001 to May 2002 and as our Chief Executive Officer from May 2002 to December 2002. Dr. Kapoor is the President of EJ Financial Enterprises, Inc., a healthcare consulting and investment company. Dr. Kapoor is the chairman of the board of directors, President and Chief Executive Officer of Insys Therapeutics, Inc. (NASDAQ: INSY), a publicly held drug development company focused on pain and oncology, into which NeoPharm, Inc. (previously a publicly held biopharmaceutical company) merged in October 2010. Prior to NeoPharm’s merger, Dr. Kapoor was the chairman of its board of directors. Previously, Dr. Kapoor was the chairman of the board of directors of Option Care, Inc., a leading provider of home infusion pharmacy and specialty pharmacy services, which was acquired by Walgreen Co. in August 2007. Dr. Kapoor received his Ph.D. in Medicinal Chemistry from the State University of New York at Buffalo and a B.S. in Pharmacy from Bombay University in India. Under agreements between us and the John N. Kapoor Trust dated 9/20/89 (the “Kapoor Trust”), the beneficiary and sole trustee of which is Dr. John N. Kapoor, the Kapoor Trust is entitled to designate one individual to be nominated and recommended by our Board for election as a director. Dr. Kapoor was designated by the Kapoor Trust for this purpose.

Among other qualifications, Dr. Kapoor brings to Akorn’s Board a breadth and depth of pharmaceutical industry and operational knowledge, entrepreneurial vision, business leadership and valuable perspective that he has gained as a founder of generic pharmaceutical companies as well as from his current and prior service as chief executive officer, chairman and director of a number of publicly and privately held healthcare, pharmaceutical and health services companies.

KENNETH ABRAMOWITZ

Director Since: 2010

Age: 65

Committees: Audit

Mr. Abramowitz was elected to the Board in May 2010. Mr. Abramowitz is Managing General Partner of NGN Capital, a venture capital firm that he co-founded in 2003 which focuses on investments in the healthcare and biotechnology sectors. Mr. Abramowitz joined NGN Capital from The Carlyle Group in New York where he was Managing Director from 2001 to 2003 and focused on U.S. buyout opportunities in the healthcare industry. Prior to that, Mr. Abramowitz worked as an analyst at Sanford C. Bernstein & Company, where he covered the medical supply, hospital management and health maintenance organization (HMO) industries for 23 years. Mr. Abramowitz earned a B.A. from Columbia University in 1972 and an M.B.A. from Harvard Business School in 1976. Mr. Abramowitz currently sits on the boards of the following privately held companies: OptiScan Biomedical Corporation (a company that develops continuous monitoring systems for use in hospital ICUs), Cerapedics, Inc. (an orthobiologics company), Entera Bio Ltd. (a biotechnology company) and Valtech Cardio Ltd. (a company that develops and manufactures cardiovascular devices for mitral and tricuspid valve repair and replacement). Mr. Abramowitz previously served as a director at EKOS Corp., Small Bone Innovations, Inc., Option Care, Inc., Sightline Technologies Ltd. (acquired by Stryker) and Power Medical Interventions (acquired by Covidien), as well as MedPointe and ConnectiCare Holdings, Inc.

Among other qualifications, Mr. Abramowitz brings to Akorn’s Board analytical expertise, in-depth research and valuable perspective of healthcare and biotechnology companies gained from his experience as a co-founder, managing general partner and his other leadership and analyst roles at international investment firms with specialization in healthcare, as well as his current and prior service on the boards of privately held healthcare, biotechnology and medical device companies.

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ADRIENNE GRAVES, PH.D

Director Since: 2012

Age: 62

Committees: Compensation (chair), Nominating and Corporate Governance, Special Litigation

Dr. Graves was appointed a director by the Board in March 2012. Dr. Graves is a visual scientist by training and a global industry leader in ophthalmology. From 2002 to 2010, Dr. Graves was President and Chief Executive Officer of Santen Inc., the U.S. subsidiary of Santen Pharmaceutical Co., Ltd., Japan’s market leader in ophthalmic pharmaceuticals. Dr. Graves joined Santen Inc. in 1995 as Vice President of Clinical Affairs to initiate the company’s clinical development efforts in the U.S. Prior to joining Santen, Dr. Graves spent nine years with Alcon Laboratories, Inc. in various roles, including Senior Vice President, World Wide Clinical Development and Vice President Clinical Affairs. She currently serves on the boards of directors of the public companies TearLab Corporation (NASDAQ: TEAR) and Nicox SA (Euronext Paris; COX) and the privately held companies Aerpio Therapeutics, Envisia Therapeutics and Encore Vision. Dr. Graves is also a board member for several non-profit organizations, including the American Academy of Ophthalmology Foundation, the American Association for Cataract and Refractive Surgery, the Glaucoma Research Foundation, KeepYourSight Foundation, the Corporation Committee for the Brown University Medical School and Himalayan Cataract Project. Dr. Graves co-founded Ophthalmic Women Leaders and Glaucoma 360. She received her B.A. in Psychology with honors from Brown University, her Ph. D. in Psychobiology from the University of Michigan and completed a postdoctoral fellowship in visual neuroscience at the University of Paris.

Among other qualifications, Dr. Graves brings to Akorn’s Board more than 30 years of ophthalmic pharmaceutical industry experience, business leadership skills, and a deep knowledge of pre-clinical and clinical development in this sector, regulatory affairs and pharmaceutical sales and marketing, as well as a vast network of leading clinicians and thought leaders in the ophthalmic space and a familiarity with corporate governance matters gained in part from serving as CEO and head of R&D at Santen and serving on other public company boards.

RONALD JOHNSON

Director Since: 2003

Age: 70

Committees: Audit, Compensation

Mr. Johnson was appointed a director by the Board in May 2003. Mr. Johnson served as President of Becker & Associates Consulting, a firm which provides consulting services to the pharmaceutical, biologics and medical device industries on FDA regulatory requirements, from 2011 until retiring from that firm in 2013, and currently continues to serve as an independent consultant. Previously, Mr. Johnson served as Executive Vice President of The Lewin Group, a subsidiary of Quintiles Transnational, Inc., which provides various healthcare consulting services to state and federal governments, healthcare insurers and healthcare institutions. Prior to joining The Lewin Group, Mr. Johnson served as Executive Vice President of Quintiles Consulting, a business unit of Quintiles Transnational, Inc. Quintiles Consulting provides consulting services to the pharmaceutical, medical device, biologic and biotechnology industries in their efforts to meet FDA regulatory requirements. Mr. Johnson also spent 30 years with the FDA, holding various senior level positions primarily in the compliance and enforcement areas.

Among other qualifications, Mr. Johnson brings to Akorn’s Board extensive experience in managing regulatory and compliance requirements of the FDA, particularly in pharmaceutical, medical device, biologic and biotechnology industries, as well as a deep knowledge and understanding of FDA policies and procedures regarding cGMP compliance, quality control processes and outcomes reporting gained from his years of providing specialized consulting services to governments, pharmaceutical companies and healthcare institutions and working at the FDA.

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STEVEN MEYER

Director Since: 2005

Age: 59

Committees: Audit (chair), Nominating and Corporate Governance

Mr. Meyer was appointed a director by the Board in June 2009. Since 2005, Mr. Meyer has served as the Chief Financial Officer of JVM Realty, a private investment firm specializing in the acquisition, re-positioning and management of real estate for investors. Prior to that, Mr. Meyer was employed by Baxter International Incorporated, a global healthcare company that provides renal and hospital products. Mr. Meyer served as the Corporate Treasurer and International Controller and VP of Global Operations during a 23-year career at Baxter International, Inc. Mr. Meyer serves on the board of directors and as chair of the audit committee of INSYS Therapeutics (NASDAQ: INSY), a publicly held drug development company focused on pain and oncology. Mr. Meyer earned his MBA in finance and accounting from the Kellogg Graduate School of Management at Northwestern University and his B.A. in Economics from the University of Illinois in Champaign-Urbana. He is an Illinois Certified Public Accountant.

Among other qualifications, Mr. Meyer brings to Akorn’s Board financial expertise, extensive knowledge of the healthcare industry, including an international perspective, as well as business leadership skills, which he gained in part from serving as CFO of an investment firm, as the corporate treasurer and international controller and vice president of global operations at a Fortune 500 healthcare company and his service on the board of a publicly held specialty pharmaceutical company.

TERRY ALLISON RAPPUHN

Director Since: 2015

Age: 59

Committees: Audit, Special Litigation (chair)

Ms. Rappuhn was appointed a director by the Board in April 2015. In February 2016, Ms. Rappuhn was elected to the board of directors of Span-America Medical Systems, Inc. (NASDAQ: SPAN), a manufacturer of beds and pressure management products for the medical market. From 2006 to 2010, she served on the board of AGA Medical Holdings, Inc. (previously a publicly held company that was acquired by St. Jude Medical), a medical device company, where she served as the audit committee chairperson. From 2003 to 2007, she served on the board of directors of Genesis HealthCare Corporation (previously a publicly held company that merged), an operator of skilled nursing and assisted living centers, where she served as the audit committee chairperson. From 1999 to April 2001, Ms. Rappuhn served as Senior Vice President and Chief Financial Officer of Quorum Health Group, Inc. (previously a publicly held company that was acquired by Triad Healthcare Corporation), an owner and operator of acute care hospitals. From 1996 to 1999 and from 1993 to 1996, Ms. Rappuhn served as Quorum’s Vice President, Controller and Assistant Treasurer and as Vice President, Internal Audit, respectively. Ms. Rappuhn has 15 years of experience with Ernst & Young, LLP and is a Certified Public Accountant.

Among other qualifications, Ms. Rappuhn brings to Akorn’s Board expertise in the fields of finance and accounting in various segments of the healthcare industry, especially hospital operations, knowledge of information technology controls, including cybersecurity, and understanding of strategic, operational and financial issues of public companies, gained from serving as a board member and chief financial officer of rapidly expanding healthcare public companies that were building infrastructure, processes and teams.

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BRIAN TAMBI

Director Since: 2009

Age: 71

Mr. Tambi was appointed a director by the Board in June 2009. Mr. Tambi serves as a member of the board of directors of Insys Therapeutics (NASDAQ: INSY), a publicly held drug development company focused on pain and oncology. Since forming the company in 2006, Mr. Tambi has served as the Chairman of its board, President and Chief Executive Officer of Atrium Pharmaceuticals, LLC, a pharmaceutical company focused on developing, manufacturing and marketing combinations of leading single agent drugs and delivery systems. From November 1995 to July 2006, Mr. Tambi was the Chairman of the board of directors, President and Chief Executive Officer of Morton Grove Pharmaceuticals, Inc., a leading manufacturer and marketer of oral liquid and topical pharmaceuticals. Prior to Morton Grove, Mr. Tambi served as President of Ivax North American Pharmaceuticals and as a member of the board of directors of Ivax Corporation (previously a publicly held pharmaceutical company that was acquired by Teva). Mr. Tambi also served as Chief Operating Officer of Fujisawa USA, Inc., a subsidiary of Fujisawa Pharmaceutical Company, Ltd. Mr. Tambi also held executive positions at Lyphomed, Inc. and Bristol-Myers Squibb. Mr. Tambi earned his MBA in International Finance & Economics and his B.S. in Corporate Finance from Syracuse University. Under our April 13, 2009 Modification, Warrant and Investor Rights Agreement with EJ Funds, EJ Funds has the right to require us to nominate two directors to seats on our Board. Mr. Tambi was designated by EJ Funds for one of the seats (the other seat remains vacant).

Among other qualifications, Mr. Tambi brings to Akorn’s Board extensive pharmaceutical industry experience, particularly FDA knowledge and drug development and commercialization expertise, as well as business leadership skills gained from his experience as a founder, executive and board member of numerous public and private pharmaceutical companies.

ALAN WEINSTEIN

Director Since: 2009

Age: 73

Committees: Compensation, Nominating and Corporate Governance (chair), Special Litigation

Mr. Weinstein was appointed a director by the Board in July 2009. Since 2000, Mr. Weinstein has provided consulting services to supplier clients in the areas of hospital organization, hospital operations, and working with GPOs. Mr. Weinstein founded and served as President of Premier, Inc., a national GPO providing services for hospitals nationwide. Mr. Weinstein serves as a director on the board of OpenMarkets, which provides a services and technology platform for efficiently purchasing healthcare equipment, and on the board of trustees of the Rosalind Franklin University of Medicine and Science. Previously, Mr. Weinstein served on the boards of privately companies in the healthcare industry whose primary customers were hospitals, including: Vascular Pathways, Inc. (a medical device company), Precyse (a healthcare services and technology company), SutureExpress (a healthcare services company) and Sterilmed, Inc. (a healthcare services company).

Among other qualifications, Mr. Weinstein brings to Akorn’s Board in-depth knowledge of the provider side of the healthcare industry, specifically hospital management, materials management and channel partner relationships, as well as business leadership and innovative and strategic planning skills gained from his years of service as a founder, and later a consultant, advisor and board member, for a number of privately held healthcare services/technology companies.

None of our directors or executive officers has a family relationship that is required to be disclosed under Item 401(d) of Regulation S-K of the Exchange Act. During the past ten years none of the persons currently serving as an executive officer and/or director of the Company has been the subject matter of any legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K, which include: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

The Board of Directors recommends a vote “FOR ALL” of the named nominees in Proposal 1.

The Company’s Board of Directors consists of nine seats, one of which is vacant and is expected to remain vacant beyond the date of the Company’s 2016 annual meeting. The vacant seat is reserved for a nominee to be named by EJ Funds, LP, a company controlled by our Chairman, in accordance with terms of a Modification, Warrant and Investor Rights Agreement entered into on April 13, 2009. Proxies cannot be voted for a greater number of persons than the number of nominees.

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PROPOSAL 2	RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

The Board is seeking shareholder ratification of the Audit Committee’s selection of BDO USA, LLP (“BDO”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The Audit Committee initially engaged BDO on January 14, 2016 to perform independent audit services. BDO has served as our independent registered public accounting firm for the years ended December 31, 2013, December 31, 2014 December 31, 2015.

Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Board may reconsider the selection of BDO. The Board considers BDO to be well qualified to serve as the independent auditors for the Company, and fully intends to retain BDO’s services throughout 2016. However, even if the selection is ratified, our Board reserves the right to direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee and Board determine that the change would be in our best interests.

Representatives of BDO will be in attendance at the 2016 annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders regarding their engagement.

Change in Independent Registered Public Accounting Firm

The Audit Committee dismissed KPMG LLP (“KPMG”) as our independent registered public accounting firm on January 10, 2016. In a Form 8-K dated April 24, 2015, we reported that the Audit Committee, upon the recommendation of our management, concluded that our previously issued consolidated financial statements for the year ended December 31, 2014 and the previously issued unaudited condensed consolidated financial statements contained in our Quarterly Reports on Form 10-Q/A for the quarters ended June 30, 2014 and September 30, 2014 and the disclosures and related communications for each of these periods should not be relied upon because of errors in the financial statements for those associated periods. Furthermore, the Audit Committee concluded that our management’s report on the effectiveness of internal control over financial reporting as of December 31, 2014 should no longer be relied upon. Because of the then-pending restatement of the above referenced financial statements, the related audit reports and opinion of KPMG on the consolidated audited financial statements for the year ended December 31, 2014 as well as KPMG’s opinion on the effectiveness of our internal control over financial reporting as of December 31, 2014 were withdrawn. When originally issued, KPMG’s audit reports on the audited financial statements for the years ended December 31, 2013 and December 31, 2014 and on the effectiveness of internal control over financial reporting as of December 31, 2013 and December 31, 2014, did not contain any adverse opinion or disclaimer of opinion and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle, except that the reports on our internal control over financial reporting contained an adverse opinion due to material weaknesses. The Company acquired Hi Tech Pharmacal Co, Inc. (Hi Tech), and VPI Holdings Corp. Inc. (VersaPharm) during 2014, and we also excluded from our assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, Hi Tech’s and VersaPharm’s internal control over financial reporting associated with total assets of $254,257,000 and $13,801,000, respectively, and total revenues of $164,825,000 and $9,173,000, respectively, included in the consolidated financial statements of Akorn, Inc. as of and for the year ended December 31, 2014. KPMG’s audit of internal control over financial reporting of Akorn, Inc. as of and for the year ended December 31, 2014 also excluded an evaluation of the internal control over financial reporting of Hi Tech and VersaPharm.

During our fiscal years ended December 31, 2013 and December 31, 2014 and during the interim period subsequent to December 31, 2014 to the date of the Audit Committee’s dismissal of KPMG, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between KPMG and us on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During our fiscal years ended December 31, 2013 and December 31, 2014, and during the interim period subsequent to December 31, 2014 to the date hereof, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K except for:

1.	The identification of material weaknesses in our internal control over financial reporting as described in Item 9A of our Form 10-Ks for the annual periods ended December 31, 2013 and December 31, 2014.

2.	KPMG advised us that information had come to its attention, that if further investigated may: (i) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management’s representations or be associated with the registrant’s financial statements. KPMG also advised us that, in addition to the Audit Committee’s conclusion that our audited consolidated financial

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statements for the year ended December 31, 2014 and our unaudited condensed consolidated financial statements for the quarters ended June 30, 2014 and September 30, 2014 and the disclosures and related communications for each of these periods should not be relied, information has come to its attention, that if further investigated may significantly impact our unaudited condensed consolidated financial statements for the quarter ended March 31, 2014 and our audited consolidated financial statements for the year ended December 31, 2013.

3.	Due to the dismissal, KPMG advised us that it did not have the opportunity to expand the scope of its audit, conduct further procedures, evaluate the investigation or complete its process. KPMG further advised us that, at the time of its dismissal, KPMG has not had an opportunity to conduct its procedures or conclude that it was satisfied with the investigation or that any remediation has taken place.

The Audit Committee has authorized KPMG to respond fully to the inquiries of our successor auditor, BDO.

The Company provided KPMG with a copy of its Form 8-K filed with the SEC on January 14, 2016 announcing the change in independent registered public accounting firm containing substantially the same disclosure as above and requested that KPMG provide the Company with a letter addressed to the SEC stating whether or not KPMG agrees with the disclosures contained therein. A copy of KPMG’s letter was attached as Exhibit 16.1 to our Form 8-K/A filed with the SEC on January 27, 2016.

On January 14, 2016 the Audit Committee approved the engagement of BDO as our independent registered public accounting firm effective immediately.

During our fiscal years ended December 31, 2014 and December 31, 2015, and from January 1, 2016 through the date of the engagement, neither we, nor anyone on our behalf, consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, and no written report or oral advice was provided us by BDO that BDO concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or a “reportable event”.

Independent Registered Public Accounting Firm Fees

In 2016, the Company engaged BDO USA LLP (“BDO”) as its independent registered public accounting firm to audit its annual consolidated financial statements for fiscal years 2015, 2014 and 2013, as included in the Company’s Annual Report on Form 10-K, review interim condensed consolidated financial statements and audit the Company’s internal controls over financial reporting. It is not possible to break out the Audit Fees related to each of 2015, 2014 and 2013, and therefore the following table and footnotes present fees for professional audit services of BDO for the audit of Akorn’s annual financial statements for the years ended December 31, 2013, December 31, 2014 and December 31, 2015 and fees billed for other services rendered by BDO during 2014 and 2015:

	2015	2014
Audit Fees	(1)	(1)
Audit-Related Fees	—	—
Tax Fees	26,428(2)	—
All Other Fees	94,416(3)	133,496(4)
TOTAL	$(1)	$(1)
(1)	As of the date of this filing, BDO’s Audit Fees totaled $5.4 million for its services to audit the Company’s annual consolidated financial statements for fiscal years 2015, 2014 and 2013, review interim condensed consolidated financial statements and audit our internal controls over financial reporting. Also, although difficult to provide an estimate of the total fees, an estimated additional $1.2 million is expected to be billed for BDO’s audit services for these periods. It is not possible to break out the Audit Fees related to each of 2015, 2014 and 2013, and therefore the amounts represent fees for auditing all three years.
(2)	The amount shown represents fees billed for tax services rendered in connection with the acquisition of VersaPharm.
(3)	The amount shown represents fees billed for consulting services provided to AIPL, including training and related services.
(4)	The amount shown represents fees billed for services in connection with the acquisition of VersaPharm.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining independence of our registered public accounting firm. At their regularly scheduled and special meetings, the Audit Committee considered and pre-approved any audit and non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee did not pre-approve all of the audit services, audit-related services and tax services that were performed by BDO in 2014 and 2015, because BDO was not its registered public accounting firm at that time. However, in 2016, prior to the Company engaging BDO as its independent registered public accounting firm to audit its annual consolidated financial statements for fiscal years 2015, 2014 and 2013, the Audit Committee reviewed the services provided by BDO to the Company in 2014 and 2015 in determining BDO’s independence.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

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PROPOSAL 3	APPROVAL BY NON-BINDING ADVISORY VOTE OF THE COMPANY’S CURRENT EXECUTIVE COMPENSATION PROGRAM

You are being asked to vote on a proposal commonly known as a “say-on-pay” proposal, which gives you the opportunity to express your approval or disapproval, on a non-binding advisory basis, of our executive officer compensation program, policies and practices through the following resolution:

“RESOLVED, that the shareholders of Akorn, Inc. approve, on an advisory basis, the Company’s executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure set forth, pursuant to Item 402 of Regulation S-K, in the Company’s proxy statement for the 2016 annual meeting of shareholders.”

We urge you to consider the various factors regarding our executive compensation program, policies and practices as detailed in the Compensation Discussion and Analysis. As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program is competitive and governed by pay-for-performance principles which emphasize compensation opportunities that reward results. Our use of stock-based incentives reinforces the alignment of the interests of our executives with those of our long-term shareholders, thereby supporting the Company’s strategic objectives and mission.

This advisory vote is in accordance with requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), adopted in mid-2010. The Dodd-Frank Act required that public companies give their shareholders the opportunity to cast advisory votes relating to executive compensation at the first annual meeting of shareholders held after January 21, 2011. Further, companies were required to hold an initial advisory vote on the frequency with which future advisory votes should be held – whether every one, two or three years – and must hold subsequent votes on the frequency of such advisory votes at least every six years. The SEC adopted rules to implement the provisions of the Dodd-Frank Act relating to this requirement.

In advance of the Company’s 2011 annual meeting of shareholders, the Board of Directors had recommended that future advisory votes on the Company’s executive officer compensation program should occur every year. At the 2011 annual meeting of shareholders, the majority of the Company’s shareholders voted in favor of holding future advisory votes every year, and the Company’s Board of Directors subsequently adopted this as its official position. Accordingly, this Proposal 3 is being submitted to you to obtain the advisory vote of the shareholders in accordance with the Dodd-Frank Act, Section 14A of the Exchange Act and the rules of the Securities and Exchange Commission. We expect that the next shareholder advisory vote on the Company’s executive compensation program will take place at the 2017 annual meeting of shareholders.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board of Directors (including our Compensation Committee) will take into account the outcome of the vote when considering future decisions affecting executive compensation as it deems appropriate.

The Board of Directors unanimously recommends that you vote “FOR” approval, on a non-binding advisory basis, of the Company’s executive compensation program.

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III.	Executive Compensation and Other Information

EXECUTIVE SUMMARY

2015 Performance Highlights

Despite facing challenges, our financial performance in 2015 was solid and included the following highlights:

•	We generated net revenue of $985.1 million and maintained a consolidated gross margin of 60.5%.

•	We generated operating income of $294.6 million (or 29.9% of net revenues).

•	We received 15 product approvals and 2 tentative approvals from the FDA, including 11 ANDA approvals, 2 ANADA approvals, 1 NDA approval, 1 significant supplemental ANDA new product approval and 2 tentative ANDA approvals.

•	Our R&D organization submitted 18 ANDA filings and 1 NDA filing to the FDA for approval during 2015.

•	We launched 12 new products.

•	We completed the operational integrations of Hi-Tech Pharmacal Co., Inc. and VersaPharm, Inc.

•	We closed the acquisition of a sterile ophthalmic manufacturing facility in Hettlingen, Switzerland.

•	We invested in our organizational capital, significantly expanding our accounting and finance organization, manufacturing and operations leadership and commercial infrastructure.

Changes in Our Executive Team in 2015

In 2015, we made several changes and additions to our executive team, and we believe these changes have better situated our Company for growth and success. Among our Named Executive Officers (as defined below) these changes involved the addition of our new Chief Financial Officer and our Corporate Controller as well as the addition of our Executive Vice President, Sales and Marketing, and our Executive Vice President, Pharmaceutical Operations.

2015 Named Executive Officers

We refer to the following individuals as our 2015 “Named Executive Officers” or “NEOs”:

NEO	Principal Position
Raj Rai	Chief Executive Officer
Duane A. Portwood	Executive Vice President and Chief Financial Officer effective October 30, 2015
Randall E. Pollard	Senior Vice President, Corporate Controller and Chief Accounting Officer, also served as Interim Chief Financial Officer from August 3, 2015 to October 30, 2015
Timothy A. Dick	Former Chief Financial Officer, resigned August 3, 2015
Joseph Bonaccorsi	Senior Vice President, General Counsel and Secretary
Bruce Kutinsky	Chief Operating Officer
Steven Lichter	Executive Vice President, Pharmaceutical Operations
Jonathan Kafer	Executive Vice President, Sales and Marketing

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COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section we present an overview of our compensation program, focusing on the elements of compensation awarded or paid to our Named Executive Officers. Below is a roadmap of the discussion that follows.

How We Determine Pay

Compensation Philosophy and Objectives and Role of the Compensation Committee

The Compensation Committee leads the development of our compensation philosophies and practices to assure that the total compensation paid to our executive officers is fair and reasonable relative to the extremely competitive nature of the specialty pharmaceutical industry of which we are a part. For several years, our Company experienced major business and financial challenges, and has more recently experienced a significant turnaround that is largely attributable to the success of our current management team. During the challenging downturn years, the Compensation Committee focused intently on attracting and rewarding executives with the unique intersection of industry and turnaround skills and made compensation decisions based on our objective of aligning the Company’s key executives’ goals and incentive pay with the goals of our shareholders in order to enable and encourage the turn-around effort. Consistent with our ongoing goal to keep the Company’s key executives’ objectives and incentive pay aligned with the goals of our shareholders, we continue to pursue a compensation philosophy that is intended to provide total compensation opportunities, which include base salary, performance-based cash bonus, long term equity compensation, and a health and welfare benefits package. These are intended to incentivize the uniquely skilled employees who will continue to carry out our strategic plan, mission and goals, while maintaining our required high quality standards and growth.

In 2012, we refined our compensation philosophy to reflect the Company’s current posture in the industry in order to align it with the achievement of the Company’s business strategies. Accordingly, we developed and adopted a philosophy that is intended to serve the foundation upon which the executive compensation program is structured and administered and to serve as a basis for guiding the continued development and evolution of the program.

Our compensation philosophy is based on the following goals and principles:

•	Attract and retain results-oriented executives with proven track records of success to ensure the Company has the caliber of executives needed to perform at the highest levels of the industry,
•	Support Company growth, alignment with shareholder interests and the achievement of other key corporate goals and objectives,
•	Design packages to achieve external competitiveness, internal equity, and be cost-effective,
•	Focus attention on and appropriately balance current priorities and the longer-term strategy of the Company through short- and long-term incentives,
•	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to Company and individual performance based on position responsibilities and ability to influence financial and organizational results,
•	Promote ownership of Company stock by executives to enhance the alignment of interests with shareholders,

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•	Motivate and reward a prudent level of risk and decision making in an effort to drive reasonable performance,
•	Provide flexibility and some discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing healthcare and pharmaceutical industry conditions and priorities, and
•	Involve a limited use of perquisites and supplemental benefits which will only be provided if a compelling business rationale exists.

Our Compensation Committee is composed exclusively of independent directors and meets regularly both with and without management. The Compensation Committee annually approves Named Executive Officer base salaries, establishes annual incentive compensation pay for performance objectives based on both goals for the company and individual employees, makes actual awards of annual incentive compensation based on attainment of these goals and other factors the Compensation Committee deems appropriate and considers awards of long-term equity compensation.

Role of the CEO

The Compensation Committee also seeks input from the CEO, particularly related to the establishment and measurement of corporate and individual objectives and recommendations related to overall employee compensation matters. The CEO provides the Board with a self-evaluation of his performance, but the CEO does not participate in discussions or make recommendations with respect to his own compensation.

Our CEO reviews the performance of, and proposes salary increases for, all managers who report to him, including the other Named Executive Officers. Any increases are generally based upon the individual’s performance during the previous year and any changes in responsibilities for the upcoming year. The Compensation Committee reviews the reasonableness of any proposed compensation for the Named Executive Officers. In conducting its review and making its determinations, the Compensation Committee reviews a history of base salary, cash incentive bonus targets and payouts, and equity awards, prepared by the Company’s Human Resources Department. During the year, our CEO may change the base salary of the managers who report to him, with the exception of our Chief Financial Officer (“CFO”), Chief Operating Officer (“COO”) and General Counsel, without approval of our Compensation Committee. He may do so in order to address significant changes in the individual’s responsibilities, to be competitive in the market or for other business reasons. Proposed compensation changes for the CFO, COO and General Counsel are submitted by our CEO to the Compensation Committee for review and approval.

Our Human Resources Department (“HR”) evaluates total compensation levels and elements of compensation and fashions competitive pay packages on a company-wide basis. HR also works with the Compensation Committee and the CEO in planning for

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recruitment and retention of employees. Based on HR’s research and the CEO’s recommendations, we fix these salaries at rates that we believe are generally competitive, but we do not attempt to pay at the high end of our competition.

Role of the Compensation Consultants

The Compensation Committee has maintained a structured approach to compensation for our Named Executive Officers, and, since 2012, has retained Willis Towers Watson as its independent compensation consultant to provide the Compensation Committee with support, advice and recommendations on our compensation program for our executive officers.

The Compensation Committee has analyzed whether the work of our compensation consultant Willis Towers Watson has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Willis Towers Watson; (ii) the amount of fees from the Company paid to Willis Towers Watson as a percentage of Willis Towers Watson’s total revenue; (iii) the policies and procedures of Willis Towers Watson that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Willis Towers Watson or the individual compensation advisors employed by Willis Towers Watson with our CEO; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Willis Towers Watson or the individual compensation advisors employed by Willis Towers Watson. The Compensation Committee has determined, based on its analysis of the above factors, that the work of Willis Towers Watson and the individual compensation advisors employed by Willis Towers Watson as compensation consultants to the company has not created any conflict of interest.

In addition, in 2016 in connection with our restatement process, the Compensation Committee engaged legal counsel to provide advice regarding the recovery of bonuses paid to our executive officers for 2014.

Role of Peer Group

In 2015, 2014 and 2013, our compensation consultant worked with the Compensation Committee in comparing our executive compensation with pertinent market data. The data was taken from filings made with the SEC by a selected peer group, which peer group we updated and refined in 2015. The following companies comprised our selected peer group in 2015:

2015 Peer Group
Alkermes Plc.	Pharmacyclics Inc.
Biomarin Pharmaceutical Inc.	Prestige Brands Holdings, Inc.
Endo International Plc.	Quintiles Transnational Inc.
Impax Laboratories Inc.	Salix Pharmaceuticals Ltd.
Incyte Corporation	The Medicines Company
Jazz Pharmaceuticals Company	United Therapeutics Corporation
Mallinckrodt Plc.

Specifically, the Compensation Committee requested the consultant to report base and annual salary incentive percentages for executives in similar sized companies based on revenue and market capitalization and/or similar industries. The Compensation Committee reviewed the data in order to obtain a general understanding of current compensation practices and trends for specific positions held rather than focusing on the Named Executive Officers. This analysis was reviewed and updated in 2015, 2014 and 2013 in order to confirm the appropriate data, measures and comparisons.

With respect to establishing the CEO and CFO compensation, we gather, analyze and evaluate the compensation mix provided by our peer group, as well as consider the other factors set forth in the Compensation Committee’s charter. We do not target or benchmark our Named Executive Officers’ compensation at a certain level or percentage based on other companies’ compensation arrangements.

Role of the Shareholders

The Compensation Committee considers shareholder input when setting compensation for the Company’s Named Executive Officers.

At the last annual shareholder meeting, which was held in 2014, the Company’s advisory vote on executive compensation was approved by the following vote:

For	Against	Abstain	Broker Non-Votes
85,598,356	204,544	359,134	6,673,489

This represents a 99% level of approval. Although the effect of the advisory vote on executive compensation is non-binding, the Board and the Compensation Committee considered these results and determined that, given the significant level of shareholder support, no major re-examination of our executive compensation program was necessary at this time. The Compensation Committee will continue to consider the outcome of the future advisory votes, as well as shareholder feedback that we receive from our shareholder outreach program, when making compensation decisions for our Named Executive Officers and our compensation programs generally. Akorn values the opinions of its shareholders and is committed to considering their opinions in making compensation decisions. See “Shareholder Outreach Program.”

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Elements of our Compensation Program

For 2015, the principal components of compensation for our Named Executive Officers were base salary, performance based annual cash incentive and long-term equity incentive. In addition, we offer health and welfare benefits and certain limited perquisites and separation benefits.

Element	Type	At Risk
Base salary	Cash	No, fixed
Performance-based annual incentive(1)	Cash	Yes, at risk based on Company and individual performance
Long-term incentives(2)	Equity	Yes, at risk because time-based vesting occurs over a period of years

(1)	We occasionally also provide non-recurring discretionary cash bonuses to reflect superior individual performance, new responsibilities or to compensate new hires for amounts forfeited from their previous employer.

(2)	Historically, we have awarded options and/or RSUs.

Base Salary

The salaries for our Named Executive Officers are established to be competitive with market practices in order to allow us to attract and retain senior executive talent. Salary decisions are also influenced by internal equity taking into consideration the relationship between salaries among the executives and each executive’s role and responsibilities and the impact on Company performance. Other factors considered by the Compensation Committee include an executive’s experience, specific skills, tenure and individual performance. In setting base salaries for the CEO, CFO, COO and General Counsel, we also consider external equity based on analysis of peer group data. The Compensation Committee typically reviews the base salaries of our Named Executive Officers annually in the first quarter with any increases effective as of January 1 of that year.

Performance-Based Annual Incentive Plan

Each year, the Compensation Committee adopts guidelines pursuant to which it calculates the annual performance-based cash incentive awards available to our Named Executive Officers. We have instituted management-by-objectives (MBO) to assess performance as a basis for determining awards for all of our Named Executive Officers paid out under our 2014 Plan. Our MBO based incentive program has continued to be a major component of our compensation strategy. It affords us the opportunity and framework for establishing both corporate and individual performance objectives. Individual MBOs extend beyond financial performance and include actions required for the continued future growth of the company. Each Named Executive Officer’s MBOs align with each of the corporate MBOs. The Compensation Committee believes that our annual incentive program provides our Named Executive Officers with a team incentive to both enhance our financial performance and perform at the highest level. No payments are made under the incentive plan unless a threshold Company objective, such as Adjusted EBITDA, is attained. See “2015 Performance-Based Annual Incentive Awards.”

In addition to cash bonus payments made under our annual cash incentive plan, the Compensation Committee may provide discretionary bonuses to reward an executive’s superior performance in overcoming unforeseen circumstances and exceptional achievements.

Long-Term Equity Incentive Plan

Under our 2014 Plan, the Compensation Committee has the flexibility to make equity awards based on the common stock of the Company, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and other equity based awards. Our Board developed a long-term equity incentive plan as part of our goal to structure our compensation in a manner where the largest increase in total direct compensation for our Named Executive Officers comes from appreciation in a long-term equity incentive award made under our 2014 Plan (“Long-Term Incentive Award”). Under the plan, the Long-Term Incentive Awards to executive officers would be awarded such that 75% of the grant-date fair value of each executive’s equity grant would be provided in the form of options and 25% in RSUs. We believe that Long-Term Incentive Awards should provide a large majority of compensation opportunity for our Named Executive Officers. The Company does not have any long-term cash incentives nor does it maintain a pension plan or a supplemental executive retirement plan. Our current Form of Non-Qualified Stock Option Award Agreement, Form of Incentive Stock Option Award Agreement and Form of Restricted Stock Unit Award Agreement were filed as exhibits to the Company’s Form 10-K filed with the SEC on May 10, 2016. The Company may from time to time grant other types of equity awards using other forms of award agreements.

Stock Options

Historically we have primarily awarded stock options as the long-term incentive awards. We grant non-qualified stock options (“NSOs”) to our Named Executive Officers as a means of rewarding past performance and encouraging continued efforts to achieve personal and Company objectives in the current and future years. Our options are awarded at the closing price of our stock on the date of grant. Options awarded to our executive officers vest at 25% of the award per year on each of the first four anniversaries of the date of grant and expire five or seven years from the date of grant, as determined by the Compensation Committee and set forth in the applicable award agreement.

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Restricted Stock Units

Beginning in 2014, based in part upon the recommendation of the compensation consultant, the Compensation Committee determined that the long-term incentive awards to executive officers would be awarded such that 75% of the grant-date fair value of each executive’s equity grant would be provided in the form of options and 25% in RSUs. Each RSU represents the right to receive one share of our common stock on a stated date (the “vesting date”) unless the award is terminated earlier in accordance with terms and conditions established by the administrator of our 2014 Plan. The RSUs generally vest in equal installments, 25% of the award per year on each of the first four anniversaries of the date of grant. Unless the Compensation Committee determines otherwise, RSUs that do not vest will be forfeited. Holders of RSUs have no voting, dividend or other rights as a shareholder until such units are vested.

Timing of Equity Grants and Equity Grant Practices

At the Board meeting held immediately after our annual meeting of shareholders, the Compensation Committee typically will recommend equity compensation, if any, to be awarded to our Named Executive Officers and all other Company employees. All awards are made based on the closing price of our stock on the date of grant. In addition, awards may be made to new employees upon their joining the Company, and to employees who are promoted during the year. The timing of such awards depends on those specific circumstances and is not tied to any other particular company event, anticipated events or announcements. Under our long-term equity incentive plan, in 2015 each executive officer was eligible to receive an award with a value up to a certain percentage of the executive’s annual salary as follows: Mr. Rai 400%; Mr. Portwood 250%, Mr. Bonaccorsi 250%, Mr. Kutinsky 300%, Mr. Lichter 100%, Mr. Pollard 100%, Mr. Kafer 100% and Mr. Dick 250%.

In addition to awards made under our incentive plans, the Compensation Committee may provide discretionary bonuses to reward an executive’s superior performance in overcoming unforeseen circumstances and exceptional achievements.

Analysis of What We Paid

2015 Base Salaries

In 2015, the Compensation Committee reviewed the base salaries of our Named Executive Officers and increases to base salaries were implemented with the weighted average base salary of our Named Executive Officers increasing approximately 11% in comparison to 2014. The Compensation Committee again reviewed the base salaries of our Named Executive Officers in 2016 and increases to base salaries were implemented with the weighted average base salary of our Named Executive Officers increasing approximately only 2% in comparison to 2015.

	2016 Base Salary ($)	2015 Base Salary ($)(1)	2014 Base Salary ($)	What We Took Into Consideration in Setting 2015 Salaries
Raj Rai	824,000	800,000	750,000	Mr. Rai’s performance in 2014 in completing the acquisitions of Hi-Tech Pharmacal and VersaPharm, as well as veterinary products from Lloyd, Inc.
Duane A. Portwood	450,000	450,000(1)	N/A	Offering a competitive salary in connection with Mr. Portwood’s appointment as Chief Financial Officer of our Company in October 2015
Joseph Bonaccorsi	437,750	425,000	350,000	Mr. Bonaccorsi’s performance in 2014 in handling special legal projects, managing increased growth in our legal department and outside counsels and contributing to increased compliance measures
Bruce Kutinsky	484,100	470,000	425,000	Mr. Kutinsky’s performance in 2014 in obtaining 14 unique product approvals, launching 5 products, and integrating more than 62 products acquired through acquisitions
Steven Lichter	309,000	300,000(1)	N/A	Offering a competitive salary in connection with Mr. Lichter’s appointment as Executive Vice President, Pharmaceutical Operations in April 2015
Randall E. Pollard	275,000	275,000(1)(2)	N/A	Offering a competitive salary in connection with Mr. Pollard’s appointment as Vice President and Corporate Controller in April 2015
Jonathan Kafer	309,000	300,000(1)	N/A	Offering a competitive salary in connection with Mr. Kafer’s appointment as Executive Vice President, Sales and Marketing in April 2015
Timothy Dick	(3)	385,000	385,000	It was decided that Mr. Dick’s salary was competitive with the market.

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(1)	The base salaries actually paid to Messrs. Portwood, Lichter, Pollard and Kafer were pro-rated to their respective start dates of October 30, February 16, April 20, and April 20, 2015.
(2)	In connection with his promotion to Interim Chief Financial Officer, Mr. Pollard’s salary was increased to $275,000 as of August 3, 2015 from $235,000.
(3)	Mr. Dick resigned as Chief Financial Officer as of August 3, 2015.

2015 Performance-Based Annual Incentive Awards

We structured specific annual incentive awards for 2015 based upon MBOs for our CEO, CFO, COO and General Counsel, as well as the Company’s achievement of its overall goals. After the Board reviewed the strategic plan and budget for the year, the Compensation Committee set annual incentive compensation targets designed to induce achievement of that plan and budget.

For 2015, we set the CEO’s bonus target at 100% of base salary, the CFO’s bonus at 50% of base salary, the COO’s bonuses at 50% of base salary and the General Counsel’s bonus at 50% of base salary. These were the same bonus targets set for the CEO, CFO and COO for 2014, and an increase for the General Counsel who had a bonus target of 40% of base salary for 2014. Messrs. Lichter, Pollard and Kafer had 2015 target bonus opportunities of 40% of base salary. In 2015, the Named Executive Officers each had additional opportunity for “stretch” bonus of between 20% to up to 60% of their base salary (as set forth below) if certain additional objectives were achieved.

In general, the Compensation Committee considered the experience, responsibilities, title and historical performance of each particular Named Executive Officer when determining the target and stretch bonus opportunities and approved specific performance objectives based on the CEO’s recommendation and the Compensation Committee’s review.

	2015 Target Base Incentive Bonus Opportunity as % of Base Salary*	2015 Target Base Incentive Bonus Opportunity as $	2015 Stretch Incentive Bonus Opportunity as % of Base Salary	2015 Stretch Incentive Bonus Opportunity as $	2015 Total Incentive Bonus Opportunity	Total Incentive Bonus Earned for 2015(1)
Raj Rai	100%	$800,000	50%	$ 400,000	$1,200,000	$724,399
Duane A. Portwood	(2)	(2)	(2)	(2)	(2)	(2)
Joseph Bonaccorsi	50%	212,500	25%	106,250	318,750	218,510
Bruce Kutinsky	50%	235,000	25%	117,500	352,500	122,200
Steven Lichter	40%	103,846(3)	20%	51,923(3)	155,769(3)	90,865
Randall E. Pollard	40%	110,000(3)	20%	55,000(3)	165,000(3)	110,000
Jonathan Kafer(4)	40%	83,077(3)	60%	124,616(3)	207,693(3)	83,077
Timothy Dick	50%	192,500	25%	96,250	288,750	(5)

(*)	For purposes of our performance-based incentive plan, bonus eligible Base Salary is defined as the officer’s base pay earnings as shown on the officer’s W-2 for the applicable year.
(1)	Upon the recommendation of management, the Compensation Committee unanimously decided to delay the payment of all bonuses earned by our Named Executive Officers for 2015 until the Company filed the audited financial statements for 2014 and 2015, which the Company filed in its Form 10-K that it filed with the SEC on May 10, 2016.
(2)	Mr. Portwood joined Akorn on October 30, 2015, and so did not receive bonus targets for 2015, however, the Company agreed to pay a bonus of $56,250 to partially compensate for the bonus opportunity he gave up at his prior employer when joining Akorn. See “Summary Compensation Table.”
(3)	The bonus opportunities for Messrs. Lichter and Kafer are pro-rated to each executive’s start date of February 16 and April 20, 2015, respectively. Pursuant to his offer letter, Mr. Pollard was entitled to the bonus opportunity for the full year.
(4)	Pursuant to his offer letter, Mr. Kafer was entitled to receive a bonus payment in the amount of 50%, 75% or 100% of his base salary if certain objectives were achieved, if the objectives were exceeded by 5% or if specified additional objectives were achieved. Mr. Kafer’s maximum bonus opportunity for 2015 was $207,693.
(5)	Mr. Dick resigned from the Company as of August 3, 2015 and so did not receive a bonus for 2015.

For the year 2015, the Compensation Committee determined the above bonus amounts were earned by each Named Executive Officer based on the Company’s achievement of its performance targets and each Named Executive Officer’s achievement of personal MBOs. However, upon the recommendation of management, the Compensation Committee unanimously decided to delay the payment of all bonuses earned by our Named Executive Officers for 2015 until the Company filed its audited financial statements for 2014 and 2015, which the Company filed in its Form 10-K that it filed with the SEC on May 10, 2016. For purposes of determining the target bonus amount earned by each Named Executive Officer, the Company objectives were weighted 50% as a group, and the individual MBOs were weighted 50% as a group. In addition, the Compensation Committee reviewed the Company’s performance and each individual executive’s performance against their respective objectives that were set in 2015 and then assigned the Company and each Named Executive Officer a performance rating from 0-100. An executive officer must have achieved at least 50% of his MBOs in order to receive a bonus under the incentive bonus plan. The Named Executive Officers were also eligible to receive a “stretch” bonus if certain objectives were achieved under the “stretch” portion of the incentive bonus plan.

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Under the 2015 incentive bonus plan, if the Company did not achieve its Adjusted EBITDA target for the year, no bonuses would be paid even if other objectives were achieved.

2015 Performance-Based Annual Incentive Award for our Chief Executive Officer

For 2015, the Company achieved the following financial metrics: Sales of $985 million, Adjusted EBITDA of $460 million and Adjusted EPS of $2.02.

In addition to reviewing the Company’s financial metrics, the Compensation Committee evaluated the Company’s performance against key strategic initiatives designed to promote the Company’s long-term success, as well as significant events during 2015. We continue to make progress on our plan to prepare Akorn India Private Limited (AIPL) for FDA certification. We submitted 18 ANDAs and 1 NDA to the FDA, and we launched 12 new products. We also have concentrated our efforts to enhance our culture and develop organizational talent.

The Compensation Committee determined that Mr. Rai should be awarded an incentive bonus based on the following achievements in 2015. Mr. Rai led the Company to deliver $985 million in sales and $151 million (GAAP) net earnings. Additionally, Mr. Rai provided the leadership and direction during the unstable restatement environment that enabled the company to have these business successes. He significantly strengthened the talent of the organization through the hiring of key executives across all functions. He personally negotiated with lenders and regulatory agencies to ensure the Company maintained its ability to operate effectively. Mr. Rai ensured that all of the Company’s operations maintained regulatory compliance so that we could continue to manufacture, distribute and sell our products.

2015 Performance-Based Annual Incentive Award for our Other Named Executive Officers

Similar to prior years, for fiscal year 2015, Mr. Rai recommended and the Compensation Committee approved corporate goals and personal MBOs required for incentive payout to other Named Executive Officers. The goals for the other Named Executive Officers were significantly aligned with the Company’s overall stated goals and objectives, and were tailored to each Named Executive Officer’s role and responsibilities within the Company. The plan required achievement of the Adjusted EBITDA target before any individual payouts could be earned as well as achievement of at least 50% of the executive’s individual MBOs. The amounts of actual individual payouts to the other Named Executives Officers varied based on achievement of their personal MBOs which were in the range of 0% to 100% of individual goal achievement.

Mr. Dick resigned from the Company as of August 3, 2015 and so did not receive a bonus for 2015.

The Compensation Committee determined that Mr. Kutinsky should be awarded an incentive bonus based on the following achievements. Mr. Kutinsky provided leadership across our Pharmaceutical Operations and Sales and Marketing organizations during 2015. He greatly increased the effectiveness of our Sales, Marketing and Operations organizations through the addition new talent, especially at the senior levels, and the establishment of new business processes. The teams launched new products that contributed $36.0 million of revenue (growth of $31.0 million over the year ended December 31, 2014) to the company, negotiated contracts with major customers to increase our revenue opportunity, and responded to over 150 inquiries from regulatory agencies to ensure they had the information to review our ANDA, ANADA and NDA filings.

The Compensation Committee determined that Mr. Bonaccorsi should be awarded an incentive bonus based on the following achievements. In 2015, Mr. Bonaccorsi managed diverse litigation and regulatory challenges that not only required the deployment of the Company’s legal team, but more so the breadth of outside counsel required to meet the demands of regulators, board committees and litigation. In addition, he and his team provided outstanding legal services to the Company on a wide range of legal and regulatory matters.

The Compensation Committee determined that Mr. Pollard should be awarded an incentive bonus based on the following achievements. Mr. Pollard joined the Company on April 20, 2015 and much of his year was focused on addressing the issue of the financial restatement and establishing processes, fixing weaknesses, partnering with our auditors and investigators while at the same time dramatically increasing the size and caliber of our Finance organization. Mr. Pollard also served as the interim CFO for three months following the resignation of Mr. Dick. Mr. Pollard’s leadership in managing the Company’s debt was important to maintaining efficiency in our operations.

The Compensation Committee determined that Mr. Lichter should be awarded an incentive bonus based on the following achievements in 2015. Mr. Lichter ensured all manufacturing facilities maintained their regulatory compliance to operate. Additionally, he led the reduction of our weekly backorders by almost 60% from Q1 to year-end. Much of his effort and his success was focused on the creation of the Pharmaceutical Operations function within the Company and the associated organizational structure and the recruiting of talent and implementation of business processes such as S&OP, technical transfers and cost management programs.

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Mr. Kafer’s bonus for 2015 was directly linked to the sales performance of the Company and targets established by the Compensation Committee and the Board of Directors. In 2015, the Company achieved $985 million in sales, and while not a factor in the determination of Mr. Kafer’s bonus amount, the Compensation Committee noted Mr. Kafer’s successful implementation of business processes for new product launches and the evaluation of commercial viability of products, and the streamlining of the commercial organization.

2015 Long-Term Incentive Grants

Due to the restatement process, no equity awards were granted in 2015 under our long-term incentive plan. However, the following grants were made to our Named Executive Officers in connection with their joining the Company in 2015: Mr. Lichter was awarded 200,000 options on February 23, 2015, Mr. Pollard was awarded 50,000 options May 1, 2015, Mr. Kafer was awarded 125,000 options on May 1, 2015 and Mr. Portwood was awarded 300,000 options on October 30, 2015. In addition, Mr. Pollard was awarded 10,000 options on October 30, 2015 in recognition for his service as Interim Chief Financial Officer. The stock options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.

The long-term incentive awards that were intended to be made in 2015 were delayed until 2016 and were granted 100% in options.

During 2015, the Board made the following grants of stock options to our Named Executive Officers:

	Number of Options Granted in 2015(1)	Grant Date Fair Value $
Raj Rai	—	—
Duane A. Portwood	300,000	$3,186,270
Joseph Bonaccorsi	—	—
Bruce Kutinsky	—	—
Steven Lichter	200,000	$3,641,160
Randall E. Pollard	60,000	$941,269
Jonathan Kafer	125,000	$2,087,650
Timothy A. Dick	—	—
TOTAL	685,000	$9,856,349

(1)	Long-term incentive awards were scheduled to be granted in May 2015 to our executive officers with 75% of the grant-date fair value of each executive’s equity grant to be provided in the form of options and 25% in RSUs. However, due to the restatement process, the grants were delayed until early this year and were awarded 100% in options as follows: on March 24, 2016, Mr. Rai was awarded 191,387 options; Mr. Kutinsky was awarded 26,058 options and Mr. Bonaccorsi was awarded 65,453 options.

In addition to the incentive awards described above, the Compensation Committee made discretionary cash bonuses to Named Executive Officers for their extraordinary contributions in 2015. See the “Summary Compensation Table” for the amounts of those awards.

2016 Performance Objectives

For the 2016 performance-based annual incentive plan, the following Company financial goals were set at Sales of $1.08 billion, Adjusted EBITDA of $499 million and Adjusted EPS of $2.15, as well as individual MBOs for each executive officer.

Other Elements of Compensation

Below are additional elements of compensation that we provide to our executive officers. For information regarding employment agreements and our executive severance plan, see “Potential Payments Upon Termination.”

Company-Wide Benefits

The Company does not have a pension plan and does not have a supplemental executive retirement plan. Executive officers and all full-time employees are eligible to participate in the Company’s benefit programs, which include health insurance (which is partially funded by the employee), 401(k), disability and life insurance (separate programs for executives and all other employees), flexible spending accounts, an employee stock purchase plan, an employee assistance program, an education assistance program, travel assistance, paid time off and holidays. Part-time employees are eligible to participate in a limited benefits program which includes a 401(k) plan, an employee stock purchase plan, and limited holiday and paid time off. Since January 1, 2011, the Company has been matching employee 401(k) contributions at a rate of 50% of the first 6% contributed by the employee.

Perquisites

In 2009, the Company largely eliminated perquisites for its executive officers. However, in 2015, the Company made several additions to its team of executive officers, and in doing so paid moving, temporary housing and related relocation costs to some of its Named Executive Officers. See “Summary Compensation Table” and “All Other Compensation Table.”

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ESPP

Historically, the ESPP has permitted eligible employees to acquire shares of our common stock at a 15% discount from market price, through payroll deductions not exceeding 15% of base wages. Purchases under the ESPP were subject to an annual maximum purchase of $25,000 in market value of our common stock. Due to our restatement process, however, we were required to suspend purchases under and terminate our prior ESPP. Once our restatement process is complete, we intend to develop and obtain shareholder approval of a new employee stock purchase plan.

Executive Share Retention and Ownership Guidelines

In order to promote equity ownership and further align the interests of management with the Company’s shareholders, the Company adopted stock ownership guidelines for the Company’s executive officers. The executive officers are expected to achieve the ownership level associated with their position within five years of their respective appointments.

Role	Guideline
Chief Executive Officer	5 times base salary
All Other Executive Officers	3 times base salary

Until the specified ownership levels are met, an executive officer will be required to retain 50% of all shares acquired upon option exercises and the vesting of RSUs (in both cases, less shares withheld to pay taxes or cost of exercise). The value of a share shall be measured as the greater of the then current market price or the closing price of a share of the Company’s common stock on the acquisition date. For purposes of the stock ownership guidelines, stock ownership includes:

•	shares purchased on the open market,
•	shares owned jointly with, or separately, by the officer’s spouse and dependent children,
•	shares held in trust for the officer or immediate family member,
•	shares held through any Company-sponsored plan, including specifically the Employee Stock Purchase Plan,
•	shares obtained through the exercise of stock options, and
•	50% of unvested restricted shares of stock.

As of December 31, 2015, Messrs. Rai, Bonaccorsi, Kutinsky and Dick had all met the minimum ownership guidelines, and Messrs. Portwood, Lichter, Pollard and Kafer have until five years from their respective appointments to attain the required ownership levels.

Hedging Policy

Under the Company’s hedging policy, executive officers are discouraged from engaging in the purchase of puts, calls or other hedging transactions involving Company stock.

Clawback Policy

In February 2016, the Company adopted a compensation clawback policy (“Clawback Policy”) that applies to all executive officers and incentive-based compensation (including discretionary bonuses) awarded to such officers. Under the policy, the Company may require the forfeiture and repayment of incentive-based compensation if (1) the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under the federal securities laws, (2) an executive officer received incentive-based compensation based on materially inaccurate financial statements or materially inaccurately determined performance metrics, (3) an action or omission by an executive officer results in material financial or reputational harm to the Company, or (4) an executive officer violated a non-compete or non-solicit provision or engaged in a felony or professional conduct injurious to the Company, its customers, employees, suppliers, or shareholders. In any such event, the Compensation Committee may require that an executive officer forfeit or repay all or any portion of any outstanding unpaid incentive-based compensation that was awarded to the officers and any incentive-based compensation that was paid to the officers during the 36 months prior. If a restatement occurs or an award is based on materially inaccurate financial statements or performance metrics, the Compensation Committee will consider all facts and circumstances that it determines relevant, including whether anyone responsible engaged in misconduct and issues of accountability. Any amount repaid by an executive officer shall not exceed the amount of incentive-based compensation awarded by the Company in excess of what would have been awarded to such employee under the circumstances reflected by the accounting restatement since the effective date of the policy. Pursuant to the provisions of the Clawback Policy, the Company shall amend the policy as necessary to satisfy the requirements of the Dodd Frank Wall Street Reform and Consumer Protection Act and the NASDAQ. In order to ensure the enforceability of the Clawback Policy, the Company is inserting appropriate language regarding the policy into applicable award agreements and other documents.

In addition to the Clawback Policy, the Company’s CEO and CFO are subject to statutory clawback requirements under the Sarbanes Oxley Act of 2002, which generally requires public company chief executive officers and chief financial officers to disgorge bonuses, other incentive- or equity-based compensation and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.

Recovery of Bonuses in Connection with the Restatement

In light of our restatement, and as referenced in the Form 10-K/A filed in April 2015, in May 2016 the Compensation Committee re-evaluated the base, “stretch” and discretionary bonuses paid to the individuals listed as “named executive officers” for fiscal year 2014 (the “2014 NEOs”). Under our performance-based annual incentive plan in which the 2014 NEOs participated, if we do not achieve our Adjusted EBITDA target for a year, no awards are to be paid under the plan, even if other objectives were achieved. As a result of our restatement, it was determined that the Adjusted EBITDA that we actually achieved for 2014 did not meet the target threshold for that year. As a result, the Compensation Committee determined, and the Board approved, that the Company would seek repayment of 100% of the after-tax bonuses (base, “stretch” and

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discretionary) that were paid to each of the 2014 NEOs who are still employed by the Company for their service in 2014. Although the Company’s Clawback Policy generally applies to incentive payments prospectively since its adoption in February 2016, the steps taken by the Compensation Committee with respect to the 2014 bonuses are consistent with such policy. The Compensation Committee indicated that the recovery of bonuses is not tied to any determination of fault on the part of the 2014 NEOs and results solely from the financial restatement. The 2014 NEOs are cooperating with the Company, and the Company and the 2014 NEOs will be implementing repayment terms.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally prohibits publicly held companies from deducting more than $1.0 million per year in compensation paid to each of certain of the Company’s highest paid executive officers, unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders, such as our 2014 Plan. It has been and continues to be our intent that all non-equity incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. In general, historically the Compensation Committee has structured awards to the executive officers under the Company’s non-equity incentive program to qualify for this exemption. However, in 2015, due to the restatement process and hiring of new executive officers, the Company set its performance objects later in the year than is typical and thus was unable to structure its non-equity incentive program to meet the strict compliance requirements of Section 162(m) for the 2015 performance period. As a result, the CEO’s total compensation exceeded the Section 162(m) deductibility limit by approximately $1,400,000, which represented a cost to the Company of approximately $526,000 as a result of the lost tax deduction. The Compensation Committee believes that this amount, including the cost of the lost tax deduction was justifiable in order to be able to hire and retain key strategic executives through the restatement process and set meaningful objectives. However, going forward, it is our intent that we will continue to strive to structure compensation (excluding certain equity incentives) paid to the Named Executive Officers so that it is deductible under Section 162(m) of the Internal Revenue Code to the extent practical, but we may award non-deductible compensation in certain circumstances as we deem appropriate.

We also regularly analyze the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the purposes of such compensation.

Accounting Treatment Considerations

We are especially attuned to the impact of ASC 718 - Stock Compensation, with respect to the granting and vesting of equity compensation awards. Prior to the granting of such awards, we analyze the short and longer-term effects of any particular award on our budget for the year of grant and anticipated financial impact in future years. This information is taken into account in determining the type and vesting parameters for equity-based compensation awards.

COMPENSATION COMMITTEE REPORT

Management of the Company has prepared the Compensation Discussion and Analysis describing the Company’s compensation program for senior executives, including the named executive officers. The Compensation Committee of Akorn has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2015 and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the Compensation Committee, consisting of:

Adrienne L. Graves, Ph.D., Chair
Ronald Johnson
Alan Weinstein

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EXECUTIVE COMPENSATION TABLES

2015 Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by our Named Executive Officers for the years ended December 31, 2015, 2014 and 2013.

Name and principal position	Year	Salary ($)	Bonus* ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation* ($)(3)	All Other Compensation ($)(4)	Total* ($)
Raj Rai Chief Executive Officer	2015	800,000	391,400	—	—	724,399	3,211	1,919,010
	2014	750,000	375,000(*)	4,412,253	1,948,882	1,125,000(*)	3,721	8,614,856
	2013	—	250,000	—	443,725	500,000	500,000	1,693,725
Duane A. Portwood Executive Vice President and Chief Financial Officer	2015	70,962(5)	56,250(6)	—	3,186,270	—	104	3,313,586
	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Joseph Bonaccorsi Senior Vice President, General Counsel and Secretary	2015	425,000	100,000	—	—	218,510	8,810	752,320
	2014	350,000	—	3,913,930	389,703	168,000(*)	10,769	4,832,402
	2013	286,340	—	—	82,348	114,400	9,290	492,378
Bruce Kutinsky Chief Operating Officer	2015	470,000	—	—	—	122,200	8,511	600,711
	2014	425,000	—	184,140	552,102	255,000(*)	4,668	1,420,910
	2013	313,685	—	—	144,279	122,070	6,453	586,487
Steven Lichter Executive Vice President, Pharmaceutical Operations	2015	259,616(5)	94,854(7)	—	3,641,160	90,866	8,925	4,095,421
	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Randall E. Pollard Former Interim CFO. Current Executive Vice President, Corporate Controller and Chief Accounting Officer	2015	178,846(8)	127,000(7)	—	941,269	132,000	30,284	1,409,399
	2014	—	—	—	—	—	—	—

	2013	—	—	—	—	—	—	—
Jonathan Kafer Executive Vice President, Sales and Marketing	2015	207,692(5)	39,100	—	2,087,650	83,077	20,786	2,438,305
	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Timothy A. Dick Former Chief Financial Officer	2015	232,480(9)	—	—	—	—	175,050	407,530
	2014	385,000	—	1,669,754	428,737	—	9,007	2,492,498
	2013	309,000	—	—	133,390	77,250	9,110	528,750

(*)	In light of our restatement, the Compensation Committee re-evaluated the base, “stretch” and discretionary bonuses paid to our 2014 NEOs. Consistent with the terms of the Company’s new Clawback Policy, the Compensation Committee determined, and the Board approved, that the Company would seek repayment of 100% of the after-tax bonuses (base, “stretch” and discretionary) in respect of 2014 service that were paid to each of the 2014 NEOs who are still employed by the Company. See “Recovery of Bonuses in Connection with the Restatement.”
(1)	This column shows the grant date fair value of RSUs granted during the applicable year. Due to the restatement process, no RSUs were awarded under our long-term incentive plan in 2015. Such long-term incentive awards were delayed until 2016 and were granted 100% in options. See “Long-Term Incentive Plan” and “2015 Long-Term Incentive Grants.”
(2)	This column shows the grant-date fair value of stock options granted during the applicable year. These amounts were determined as of the options’ grant dates in accordance with ASC 718 using the Black Scholes-Merton valuation model. The assumptions used were the same as those reflected in Note 11 – “Stock Options, Employee Stock Purchase Plan and Restricted Stock.” Due to the restatement process, no stock options were awarded under our long-term incentive plan in 2015. However, in connection with joining the Company, Mr. Lichter was awarded 200,000 options on February 23, 2015, Mr. Pollard was awarded 50,000 options May 1, 2015, Mr. Kafer was awarded 125,000 options on May 1, 2015 and Mr. Portwood was awarded 300,000 options on October 30, 2015. In addition, Mr. Pollard was awarded 10,000 options on October 30, 2015 in recognition for his service as Interim Chief Financial Officer. The stock options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. The long-term incentive awards intended to be granted in 2015 were delayed until 2016 and were granted 100% in options. See “Long-Term Incentive Plan,” “2015 Long-Term Incentive Grants” and the notes to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables.

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(3)	The amounts shown in this column are performance-based annual incentive awards earned in the applicable year. Annual performance-based incentive awards are typically paid to the Named Executive Officers in the first quarter of the subsequent year in which they were earned. However, upon the recommendation of management, the Compensation Committee unanimously decided to delay payment of all bonuses earned by the Named Executive Officers for 2015 until the Company filed its Annual Report on Form 10-K for 2015. See “Performance-Based Annual Incentive” for additional information.
(4)	The amounts reported in this column represent the dollar amount for each Named Executive Officer as set forth in more detail in the “All Other Compensation Table” below.
(5)	The amounts shown represent the base salaries of Messrs. Portwood, Lichter and Kafer - $450,000, $300,000 and $300,000, respectively, pro-rated to their respective start dates of October 30, February 16 and April 20, 2015.
(6)	Mr. Portwood joined Akorn on October 30, 2015, and so did not receive bonus targets for 2015; however, he received a guaranteed payment of $56,250 to partially compensate for the bonus opportunity he gave up at his prior employer when joining Akorn.
(7)	Messrs. Lichter and Pollard were granted signing bonuses of $46,154 and $50,000, respectively. Messrs. Lichter and Pollard were also awarded discretionary bonuses in the amounts of $48,700 and $55,000, respectively. In addition, for his service as Interim Chief Financial Officer, Mr. Pollard was awarded a bonus in the amount of $22,000.
(8)	In connection with his promotion to Interim Chief Financial Officer, Mr. Pollard’s salary was increased from his starting salary of $235,000 to $275,000 as of August 3, 2015.
(9)	This amount represents Mr. Dick’s base salary of $385,000 pro-rated through his resignation date of August 3, 2015.

All Other Compensation Table

Name	Year	Fees for Consulting Services ($)	401(k) Match ($)	Group Term Life Insurance Premium ($)	All Other ($)	Total ($)
Raj Rai	2015	—	2,650	561	—	3,211
Duane A. Portwood	2015	—	—	104	—	104
Joseph Bonaccorsi	2015	—	7,950	860	—	8,810
Bruce Kutinsky	2015	—	7,950	561	—	8,511
Steven Lichter	2015	—	7,615	1,310	—	8,925
Randall E. Pollard	2015	—	—	249	30,035(b)	30,284
Jonathan Kafer	2015	—	4,846	573	15,367(b)	20,786
Timothy A. Dick	2015	160,417(a)	7,950	395	6,288(c)	175,050

(a)	These consulting fees were paid pursuant to a consulting arrangement entered into between the Company and Mr. Dick upon his resignation from the Company. See “Potential Payments Upon Termination.”
(b)	The amount shown reflects moving, temporary housing and related relocation costs reimbursed to the executive.
(c)	The amount shown represents the cost paid for continued health coverage after Mr. Dick’s resignation in 2015. See “Potential Payments Upon Termination.”

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2015 Grants of Plan-Based Awards

The following table provides additional information about non-equity incentive compensation and stock option awards granted to our Named Executive Officers in 2015 under our 2014 Plan.

									All Other
		Estimated Possible Payouts			Estimated Future Payouts			All Other	Option	Exercise
		Under Non-Equity Incentive			Under Equity Incentive			Stock	Awards:	or Base	Grant Date
		Plan Awards(1)			Plan Awards			Awards:	Number of	Price of	Fair Value
		Thres-			Thres-			Number	Securities	Option	of Stock
	Grant	hold	Target	Maximum	hold	Target	Maximum	of Shares	Underlying	Awards(3)	and Option
Name	Date	($)	($)	($)	($)	($)	($)	of Stocks	Options(2)	($/Sh)	Awards($)(4)
Raj Rai
Non-Equity Incentive
Compensation	07/30/2015		800,000	1,200,000
Duane A. Portwood
Stock Option	10/30/2015								300,000	26.74	3,186,270
Joseph Bonaccorsi
Non-Equity Incentive
Compensation	07/30/2015		212,500	318,750
Bruce Kutinsky
Non-Equity Incentive
Compensation	07/30/2015		235,000	352,500
Steven Lichter
Non-Equity Incentive Compensation	07/30/2015		103,846(5)	155,769(5)					200,000	48.05	3,641,160
Stock Option	02/23/2015
Randall E. Pollard
Non-Equity Incentive Compensation	07/30/2015		110,000(5)	165,000(5)
Stock Option	05/01/2015								50,000	43.00	835,060
Stock Option	10/30/2015								10,000	26.74	106,209
Jonathan Kafer
Non-Equity Incentive Compensation	07/30/2015		83,077(5)	207,693(5)
Stock Option	05/01/2015								125,000	43.00	2,087,650
Timothy A. Dick
Non-Equity Incentive
Compensation(6)	07/30/2015		192,500	288,750

(1)	For information on performance-based annual incentive awards granted in 2015, see “Performance-Based Annual Incentive” and “Summary Compensation Table - Non-Equity Incentive Plan Compensation.”
(2)	The stock options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Due to the restatement process, no equity awards were granted in 2015 under our long-term incentive plan. However, the following grants were made to Named Executive Officers in connection with their joining the Company in 2015: Mr. Lichter was awarded 200,000 options on February 23, 2015, Mr. Pollard was awarded 50,000 options May 1, 2015, Mr. Kafer was awarded 125,000 options on May 1, 2015 and Mr. Portwood was awarded 300,000 options on October 30, 2015. In addition, Mr. Pollard was awarded 10,000 options on October 30, 2015 in recognition for his service as Interim Chief Financial Officer. The long-term incentive awards that were intended to be granted in 2015 were granted earlier this year on March 24, 2016, as follows: Mr. Rai was awarded 191,387 options; Mr. Kutinsky was awarded 26,058 options and Mr. Bonaccorsi was awarded 65,453 options.
(3)	The per-share exercise or base price of the options granted in the fiscal year is based on the closing price of our common stock on the grant date of each respective option.
(4)	The grant date fair value of the option award granted during 2015 was based on the closing prices of our common stock on the grant date, and was calculated in accordance with ASC 718. The assumptions used for this grant were the same as those reflected in Note 11 – “Stock Options, Employee Stock Purchase Plan and Restricted Stock.”
(5)	The amounts shown for Messrs. Lichter and Kafer are pro-rated to their respective start dates of February 16 and April 20, 2015. Pursuant to his offer letter, Mr. Pollard was entitled to the bonus opportunity for the full year.
(6)	Mr. Dick resigned from the Company as of August 3, 2015 and so did not receive a bonus for 2015.

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Outstanding Equity Awards at 2015 Year-End

The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2015. Market values have been determined based on the closing price of our common stock on December 31, 2015 of $37.31.

	OPTION AWARDS(1)					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Raj Rai
Option(1)	32,600	32,600		15.36	5/3/2018
Option(2)	52,923	158,767		24.74	5/2/2019
RSU(3)						19,703	735,128
RSU(4)						73,944	2,758,879
Duane A. Portwood
Option(5)	—	300,000		26.74	10/30/2022
Joseph Bonaccorsi
Option(6)	100,000	—		2.61	(6)
Option	75,000	—		6.62	(6)
Option(1)	6,050	6,050		15.36	5/3/2018
Option(2)	10,583	31,747		24.74	5/2/2019
RSU(3)						3,940	147,020
RSU(4)						74,370	2,774,775
Bruce Kutinsky
Option(6)	250,000	—		5.43	(6)
Option	125,000	—		6.62	(6)
Option(7)	75,000	25,000		13.35	8/3/2017
Option(1)	10,600	10,600		15.36	5/3/2018
Option(2)	14,493	44,977		24.74	5/2/2019
RSU(3)						5,582	208,274
Steven Lichter
Option(8)	—	200,000		48.05	2/23/2022
Randall E. Pollard
Option(9)	—	50,000		43.00	5/1/2022
Option(5)	—	10,000		26.74	10/30/2022
Jonathan Kafer
Option(9)	—	125,000		43.00	5/1/2022
Timothy A. Dick
Option	125,000	—		6.62	(6)
Option(1)	9,800	—		15.36	5/3/2018
Option(2)	11,643	—		24.74	5/2/2019
RSU(3)						4,334	161,711
RSU(4)						30,008	1,119,543

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NOTES:

(1)	The amounts shown represent the number of options granted to each executive officer May 3, 2013 that had not vested as of December 31, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Mr. Dick’s remaining 9,800 options were forfeited as of his resignation August 3, 2015. Subsequent to December 31, 2015, the following options vested: Mr. Rai 3,025, Mr. Bonaccorsi 16,300 and Mr. Kutinsky 5,300.
(2)	The amounts shown represent the number of options granted to each executive officer May 2, 2014 that had not vested as of December 31, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Mr. Dick’s remaining 34,927 options were forfeited as of his resignation August 3, 2015. Subsequent to December 31, 2015, the following options vested: Mr. Rai 52,923, Mr. Bonaccorsi 10,583 and Mr. Kutinsky 14,993.
(3)	The amounts shown represent the number of RSUs granted to each executive officer May 2, 2014 that had not vested as of December 31, 2015. These RSUs vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. RSUs that were scheduled to vest in 2015 are treated as vested for accounting purposes and purposes of determining diluted earnings per share. However, due to the Company’s restatement process, no shares could be issued with respect to any RSUs that vested in 2015 and the Company intends to issue such shares as soon as it is allowed. Subsequent to December 31, 2015, the following RSUs vested: Mr. Rai 6,568, Mr. Bonaccorsi 1,314 and Mr. Kutinsky 1,861. In accordance with his letter agreement, Mr. Dick’s remaining 4,334 RSUs vested on February 3, 2016.
(4)	The amounts shown represent the number of RSUs granted to each executive officer September 5, 2014 that had not vested as of December 31, 2015. These RSUs vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. RSUs that were scheduled to vest in 2015 are treated as vested for accounting purposes and purposes of determining diluted earnings per share. However, due to the Company’s restatement process, no shares could be issued with respect to any RSUs that vested in 2015 and the Company intends to issue such shares as soon as it is allowed. In accordance with his letter agreement, Mr. Dick’s remaining 30,008 RSUs vested on February 3, 2016.
(5)	The amounts shown represent the number of options granted on October 30, 2015 to Mr. Pollard in connection with his service as our Interim Chief Financial Officer and to Mr. Portwood in connection with his hire as our new Chief Financial Officer that had not vested as of December 31, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.
(6)	These options are fully vested and were scheduled to expire if not exercised. However, due to legal restrictions under the securities laws, during the restatement process the options could not be exercised. Once the restrictions are lifted, the executives will have 30 days to exercise such options before they expire.
(7)	The amounts shown represent the number of options granted to each executive officer August 3, 2012 that had not vested as of December 31, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. The remaining options vest August 3, 2016.
(8)	The amounts shown represent the number of options granted on February 23, 2015 to Mr. Lichter in connection with his hire that had not vested as of December 31, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Subsequent to December 31, 2015 50,000 of Mr. Lichter’s options vested.
(9)	The amounts shown represent the number of options granted on May 1, 2015 to Mr. Pollard and Mr. Kafer in connection with their hires. The options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Subsequent to December 31, 2015, the following options vested: Mr. Pollard 12,500 and Mr. Kafer 31,250.

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2015 Option Exercises and Stock Vested Table

The following table provides a summary of the value realized by our Named Executive Officers from the exercise of option awards or the vesting of stock awards during the year ended December 31, 2015.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Number of Shares Withheld to Cover Tax Liability(2)	Value Realized on Vesting ($)(2)
Raj Rai(3)	1,700,000	64,090,976	31,216	—	1,261,183
Duane A. Portwood	—	—	—	—	—
Joe Bonaccorsi(4)	100,000	4,661,094	26,104	—	1,045,060
Bruce Kutinsky(5)	—	—	1,861	—	78,542
Steven Lichter	—	—	—	—	—
Randall E. Pollard	—	—	—	—	—
Jonathan Kafer	—	—	—	—	—
Timothy A. Dick(6)	122,222	4,526,517	11,447	—	460,283

(1)	The stock option exercises included above were either same-day sales or were sales to cover the exercise price and taxes due upon exercise of the options. The value realized on exercise of these options equaled the difference between the average sales prices and the exercise prices for the underlying shares.
(2)	As a result of the Company’s restatement process, no shares associated with vesting RSUs were issued in 2015 and accordingly, no shares could be withheld. For disclosure purposes, the Company has still reported the number of shares and value realized associated with the vesting of the RSUs.
(3)	Of the 1,700,000 options exercised by Mr. Rai during the year ended December 31, 2015, 873,985 shares were sold to cover the exercise price and taxes due upon exercise of options and the remaining 826,015 shares were held by Mr. Rai. Of the $1.3 million of value realized on vesting of RSUs during the year ended December 31, 2015, $0.3 million of value was based on the vesting of 6,568 shares at the closing price of our common stock on the first trading day following the annual vesting on May 4, 2015 of $42.21 per share and $1.0 million of value was based on the vesting of 24,648 shares at the closing price of our common stock on the first trading day following the annual vesting on September 8, 2015 of $39.92 per share.
(4)	Of the 100,000 options exercised by Mr. Bonaccorsi during the year ended December 31, 2015, 40,827 shares were sold to cover the exercise price and taxes due upon exercise of options and the remaining 59,173 shares were held by Mr. Bonaccorsi. Of the $1.0 million of value realized on vesting of RSUs during the year ended December 31, 2015, $0.1 million of value was based on the vesting of 1,314 shares at the closing price of our common stock on the first trading day following the annual vesting on May 4, 2015 of $42.21 per share and $1.0 million of value was based on the vesting of 24,790 shares at the closing price of our common stock on the first trading day following the annual vesting on September 8, 2015 of $39.92 per share.
(5)	The value for Mr. Kutinsky was based on the closing price of our common stock on the first trading day following the annual vesting on May 4, 2015 of $42.21 per share.
(6)	Of the 122,222 options exercised by Mr. Dick during the year ended December 31, 2015, 60,300 shares were sold to cover the exercise price and taxes due upon exercise of options and the remaining 61,922 shares were held by Mr. Dick. Of the $0.5 million of value realized on vesting of RSUs during the year ended December 31, 2015, $0.1 million of value was based on the vesting of 1,445 shares at the closing price of our common stock on the first trading day following the annual vesting on May 4, 2015 of $42.21 per share and $0.4 million of value was based on the vesting of 10,003 RSUs at the closing price of our common stock on the first trading day following the annual vesting on September 8, 2015 of $39.92 per share and $0.9 million of value was based on the accelerated vesting of the remaining 34,342 outstanding RSUs in connection with his resignation as discussed above, based on the price of our common stock on the first trading day following the vesting date of February 3, 2016 of $25.41 per share.

Potential Payments Upon Termination

Employment Agreements and Offer Letters

We have entered into employment agreements with our CEO, CFO, COO and General Counsel that, in addition to providing bonus opportunity, provide the officers with compensation if they are terminated without cause, they leave the Company with good reason or their employment terminates in certain circumstances in connection with a change of control. The agreements renew automatically for a one-year period unless written notice of termination is provided. We believe the terms of the employment agreements promote stability and continuity of senior management. Specifically, these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Company. All of the employment agreements are listed in the Exhibit Index to our 2015 Annual Report on Form 10-K.

Each of our CEO, CFO, COO and General Counsel is entitled to receive benefits under the employment agreements if (1) we terminate the executive’s employment without cause, (2) the

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executive resigns for good reason or (3) if there is a change of control during the term of the agreement and within the 90 days prior to and 12 months following the change of control we terminate the executive’s employment without cause or he resigns for good reason. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and pro-rata bonus, (2) reimbursement for any outstanding reasonable business expense, (3) vacation pay, (4) continued life and health insurance as described below and (5) a severance payment calculated as described below.

The term “cause” includes termination due to willful and continued failure to substantially perform assigned duties, the conviction of any felony or crime involving fraud, and breach of any material term of the employment agreement. The term “good reason” includes termination due to a material adverse change in status or responsibilities, relocation beyond fifty (50) miles from the executive’s job location or residence, a substantial reduction in base salary that is not comparable to that of other executives and is not part of a comprehensive reduction, and the failure of the Company to obtain an agreement satisfactory to the executive from any successor entities to assume the employment agreement.

If we terminate the executive without cause or the executive resigns for good reason, the severance payment will be equal to one times his then current base salary plus his total bonus opportunity most recently approved under the Company’s annual bonus incentive plan. In addition, the executive is eligible to receive payment of life and health insurance coverage for a period of 12 months following such executive’s termination of employment.

If there is a change of control during the term of the agreement and within the period from 90 days prior to and 12 months following the change in control we terminate the executive without cause or the executive resigns for good reason, the severance payment will be equal to three times in the case of the CEO and two times in the case of the CFO, COO or General Counsel, the sum of the greater of (a) the executive’s then current base salary and (b) his base salary immediately prior to the change of control, plus his total bonus opportunity most recently approved under the Company’s annual bonus incentive plan. In addition, the executive will be eligible to receive payment of life and health insurance coverage for a period of 36 months for the CEO and 24 months for each of the CFO, COO and General Counsel, following such executive’s termination of employment as well as vesting (as of the executive’s last day of employment) of any unvested options or RSUs previously granted to the executive.

Severance payments will be made in one lump sum within 30 days, or as soon as administratively practicable, following the termination date, subject to all applicable tax and other withholdings.

If the executive’s employment is terminated by the Company for cause, or by the executive without good reason, or due to the executive’s death or disability or retirement pursuant to the Company’s policies applicable to executive officers, the executive is not entitled to severance pay or continuation of payment of life and health insurance but will receive accrued, but unpaid salary, reimbursement for any outstanding reasonable business expense and pro-rata pay for unused vacation time.

The employment agreements contain non-competition and non-solicitation covenants that apply during the term and until the sooner to occur of 12 months following the executive’s termination date and 12 months following the change of control.

In the event that any payment or benefit received or to be received by the CEO, CFO, COO or General Counsel in connection with termination of his employment agreement would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code or any similar or successor provision to 280G would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amounts would be reduced to the largest amount which would result in no portion of the amounts being subject to the excise tax. The agreements do not provide for any tax gross-up of severance pay.

In connection with his promotion to Chief Accounting Officer and Interim Chief Financial Officer, Mr. Pollard entered into a letter agreement dated August 25, 2015, which entitles Mr. Pollard to severance in an amount equal to twelve months of his then current base salary if his employment is terminated prior to August 3, 2016 without cause or due to a change in control that occurs within 60 days of August 3, 2016. Eligibility for this severance benefit is dependent upon execution of a termination and severance agreement at the time of termination of his employment.

A copy of each of the employment agreements and letter agreements we have with our Named Executive Officers has been filed with the SEC. Please see the exhibit list at Item 15. Exhibits, Financial Statement Schedules.

Executive and Key Management Change in Control Severance Plan

The severance and change in control arrangements for our CEO, CFO, COO and GC are set forth in their individual employment agreements, as set forth above. Severance and change in control arrangements for our other Named Executive Officers and key executives is set forth in the Executive Change in Control Severance Plan (the “Executive CIC Plan”) that has been instituted by our Compensation Committee. Participants in the Executive CIC Plan are selected by the Company’s Compensation Committee or Board of Directors. Under the Executive CIC Plan, if a Named Executive Officer, within the 90 days prior to and 12 months following a change of control of the Company, experiences an involuntary termination without cause or voluntarily terminates his employment for good reason, then he will be entitled to receive (i) a lump-sum cash severance payment equal to one year of his then current base salary, (ii) continued payment of health insurance coverage for a period of one year following termination of employment and (iii) vesting as of the executive’s last day of employment of any unvested options or RSUs previously granted to the executive. See “Payments in Connection with Various Termination Scenarios.”

The Executive CIC Plan provides the Company with assurance that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company and its affiliates and to promote certainty and minimize potential disruption for key executives of the Company in the event the Company is faced with or undergoes a change in control. The Company updated its equity award agreements for its Named Executive Officers. Each of the Company’s equity award agreements for Named Executive Officers now provides for this “double trigger” vesting of equity awards in the event the

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Company undergoes a change in control transaction in which the awards are continued or assumed – that is, the award will vest if the recipient experiences an involuntary termination without cause or voluntarily terminates his employment for good reason within the 90 days prior to and 12 months following a change in control of the Company. Our current Form of Non-Qualified Stock Option Award Agreement, Form of Incentive Stock Option Award Agreement, and Form of Restricted Stock Unit Award Agreement were filed as exhibits to our Form 10-K that we filed with the SEC on May 10, 2016. Other equity awards may be granted under our 2014 Stock Option Plan using other forms of award agreements as may be determined from time to time in the form approved by the Compensation Committee.

The Executive CIC Plan does not provide for any tax gross-up of severance pay. In addition, payment of any cash severance under the Executive CIC Plan is contingent upon the participant’s execution of a separation agreement containing a release of claims in favor of the Company and its affiliates and covenants restricting the executive officer’s competition, solicitation of employees, disparagement of the Company and its affiliates and disclosure of confidential information.

Payments in Connection with Various Termination Scenarios

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that each Named Executive Officer would have been entitled to receive upon termination under various circumstances pursuant to the terms of their respective employment agreements, the 2003 Plan and 2014 Plan, the award agreements made under the 2003 Plan and the 2014 Plan and the Company’s Executive CIC Plan. The table assumes that the executive’s termination of employment with the Company under the scenario shown occurred on December 31, 2015.

Executive / Termination Event(1)(2)	Cash Severance Payment	Acceleration of Equity Awards(3)	Life/Health Insurance Benefits	Total Termination Benefits
Raj Rai
without cause or with good reason,	$2,000,000	—	$11,250(4)	$2,011,250
without cause or with good reason within 90 days prior
to or 12 months following a change of control	$6,000,000	$6,205,284	$33,750(5)	$12,239,034
Duane A. Portwood
without cause or with good reason,	$787,500	—	$11,250(4)	$798,750
without cause or with good reason within 90 days prior
to or 12 months following a change of control	$1,575,000	$3,171,000	$22,500(5)	$4,768,500
Joseph Bonaccorsi
without cause or with good reason	$680,000	—	$11,250(4)	$691,250
without cause or with good reason within 90 days prior
to or 12 months following a change of control	$1,360,000	$3,453,628	$22,500(5)	$4,836,128
Bruce Kutinsky
without cause or with good reason,	$822,500	—	$11,250(4)	$833,750
without cause or with good reason within 90 days prior
to or 12 months following a change of control	$1,645,000	$1,605,311	$22,500(5)	$3,272,811
Steven Lichter
without cause or with good reason	—	—	—	—
without cause or with good reason within 90 days prior
to or 12 months following a change of control	$300,000	(6)	$11,250(4)	$311,250
Randall E. Pollard
without cause(7)	$275,000	—	—	$275,000
without cause or with good reason within 90 days prior
to or 12 months following a change of control	$275,000	$105,700(6)	$11,250(4)	$391,950
Jonathan Kafer
without cause or with good reason	—	—	—	—
without cause or with good reason within 90 days prior
to or 12 months following a change of control	$300,000	(6)	$11,250(4)	$311,250

(1)	The table does not give effect to any reduction in payments to any executive that might occur under his employment agreement in the event that the payment would become subject to additional taxes under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control. In addition, the amounts shown in this table do not include accrued but unpaid salary, reimbursement for any outstanding reasonable business expense or vacation pay.
(2)	If the executive’s employment is terminated by the Company for cause, or by the executive without good reason, or due to the executive’s death or disability or retirement pursuant to the Company’s policies, the executive will receive all accrued but unpaid salary, reimbursement for any outstanding reasonable business expense and vacation pay.
(3)	The amount represents the intrinsic value of “in-the-money” unvested stock options and unvested RSUs based on $37.31 per share, which was the closing stock price of Akorn, Inc. common stock on December 31, 2015.
(4)	The amount represents the estimated cost to continue health and life insurance coverage for 1 year.

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(5)	The amount represents the estimated cost to continue health and life insurance coverage for Mr. Rai for 3 years, for Messrs. Portwood, Bonaccorsi and Kutinsky for 2 years.
(6)	All of Messrs. Lichter’s and Kafer’s stock options were out of the money as of December 31, 2015. The amount shown for Mr. Pollard does not include 50,000 of his stock options which were out of the money as of December 31, 2015.
(7)	Pursuant to his letter agreement dated August 25, 2015, Mr. Pollard is entitled to severance in an amount equal to twelve months of base salary if his employment is terminated prior to August 3, 2016 without cause.

Mr. Dick’s Resignation

On August 3, 2015, Mr. Dick tendered his resignation to pursue other opportunities. In connection with his departure, the Company entered into a letter agreement with Mr. Dick. Pursuant to the letter agreement, Mr. Dick agreed to serve as a consultant to the Company until February 3, 2016, all of Mr. Dick’s unvested stock options were immediately forfeited, his RSUs continued to vest through the consulting period, and the Company agreed to continue paying health coverage for one year. The table below shows the total amounts paid or to be paid to Mr. Dick in connection his resignation.

	Cash Severance Payment	Acceleration of Equity Awards(1)	Life/Health Insurance Benefits(2)	Consulting Payments(3)	Total Termination Benefits
Timothy A. Dick	$—	$872,624	$19,589	$256,667	$1,148,880

(1)	Represents the intrinsic value as of December 31, 2015 of unvested RSUs based on the closing stock price of Akorn, Inc. common stock on February 4, 2016 or $25.41.
(2)	The amount represents the cost to continue health coverage for one year following Mr. Dick’s resignation - $6,288 in 2015 and $13,202 in 2016.
(3)	The Company paid Mr. Dick $160,417 for consulting services he provided in 2015, and an additional $96,250 for consulting services provided in 2016.

DIRECTOR COMPENSATION

Director compensation is set by the Compensation Committee in coordination with management and submitted to the Board for approval. Each year, the Compensation Committee works with its independent compensation consultant to review current director compensation using published survey data of companies of similar size based on revenue and market capitalization and in the pharmaceutical industry, as well as director compensation of companies in our self-selected peer group, in order to guide the Compensation Committee towards establishing director compensation that falls in an appropriate range. In 2015, based upon the recommendations of the compensation consultant, the Compensation Committee revised our director compensation program to better align the program with median peer group practices to compensate for additional time commitment and risk associated with participation on Board committees.

	Amount
Annual Compensation Element	Chair	Member
Annual Cash Retainer	$125,000	$75,000
Annual Equity Award Grant Value	$230,000	$230,000
Audit Committee - Cash Compensation	$25,000	$12,500
Compensation Committee - Cash Compensation	$20,000	$10,000
Nominating and Governance Committee - Cash Compensation	$15,000	$7,500
Special Litigation Committee - Cash Compensation	$20,000	$12,500
Special Committee - Cash Compensation(1)	$15,000	$7,500
Stock Ownership Guidelines	5x annual equity	5x annual equity
	and cash retainer	and cash retainer

(1)	From time to time, the Board may create one or more special committees. Generally, a chair of a special committee is paid $15,000 and a member $7,500 for his or her services, however, the compensation paid may vary and is approved on a case-by-case basis by the Compensation Committee.

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All retainers are paid quarterly in arrears. Annual equity awards are generally made immediately following the annual meeting of shareholders. In addition to the above fees, we reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors.

Annual equity awards are typically made to our directors at the Board meeting held immediately after our annual meeting of shareholders. In 2014, the annual equity awarded to our directors was 100% in options, vesting one year from the date of grant and expiring five years from the date of grant if not exercised. Beginning in 2015, the Compensation Committee determined that the annual equity awarded to our directors would be awarded 50% in options and 50% in RSUs. However, due to the Company’s restatement process, the Company paid each director cash in lieu of their annual equity award for 2015.

In connection with her appointment to the Board on May 1, 2015, Ms. Rappuhn was granted the option to purchase 20,000 shares of our common stock at the market price in effect on the date of grant. The option vested 100% upon the anniversary of the date of grant and expires five years from grant date if not exercised.

In connection with their service as our directors, we have provided to each of our independent directors supplemental indemnity assurances with respect to any claims associated with their serving as one of our directors, as a director of any of our subsidiaries, as a fiduciary of any of our employee benefit plans and in other positions held at our request.

Director Stock Ownership Guidelines

The Compensation Committee believes that it is in the best interests of the Company and its shareholders to align the financial interests of the Company’s directors with those of the shareholders. Accordingly, the Compensation Committee established the following stock ownership guidelines for directors. Each director is expected to acquire and retain shares of the Company’s common stock having a value equal to at least five times the total value of the director’s annual stock and cash retainer. Directors shall have three years from the date of election or appointment to attain such ownership levels. The Nominating and Governance Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. In the event a director’s annual retainer increases, he or she will have one year from the date of the increase to acquire any additional shares needed to meet the guidelines.

As of May 1, 2016, Messrs. Kapoor, Abramowitz, Johnson, Meyer, Tambi and Weinstein had all met the minimum ownership guidelines. Ms. Graves has not yet achieved the required level, largely because the Company paid the equity portion of the directors’ 2015 retainer fee in cash rather than equity. Ms. Rappuhn has until April 20, 2018 (three years from the date of her appointment) to attain the required ownership level. The following table sets forth compensation paid to our directors for the year 2015:

2015 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Bonus	Option Awards ($)(2)	Total ($)
Dr. John N. Kapoor (Chairman)	$355,000	$—	$—	$355,000
Kenneth S. Abramowitz	314,375	—	—	314,375
Dr. Adrienne Graves	336,938	—	—	336,938
Ronald M. Johnson	335,625	—	—	335,625
Steven Meyer	336,250	100,000(3)	—	436,250
Terry Allison Rappuhn	293,750	100,000(3)	362,994	756,744
Brian Tambi	305,000	—	—	305,000
Alan Weinstein	340,000	—	—	340,000

(1)	The amounts shown in this column represent the retainer fees earned by each for serving as a director, including any retainer fees for serving as a chair or committee member. The amounts shown in this column also include $230,000 paid in cash to each director in lieu of their 2015 annual equity award. The amounts shown for Ms. Rappuhn and Mr. Weinstein each include $7,500, and for Mr. Johnson $15,000, for their service on a special committee in 2015.
(2)	This column represents the aggregate grant date fair value of stock options granted during the year. Ms. Rappuhn was awarded 20,000 options on May 1, 2015, in connection with her appointment to the Board. The options were granted pursuant to our 2014 Plan and vest one year from the grant date. The grant date fair values are be determined in accordance with ASC 718 using the Black Scholes-Merton valuation model, and the assumptions used would be the same as those reflected in Note 11 – “Stock Options, Employee Stock Purchase Plan and Restricted Stock.” As of May 1, 2016, each director had the following number of vested options outstanding: Dr. Kapoor - 10,753; Mr. Abramowitz - 35,753; Dr. Graves - 30,753; Mr. Johnson - 60,753; Mr. Meyer - 35,753; Mr. Tambi - 60,753; Mr. Weinstein - 60,753; and Ms. Rappuhn - 20,000.
(3)	Mr. Meyer and Ms. Rappuhn were each awarded a discretionary bonus of $100,000 for leading the Audit Committee’s independent investigation related to the Company’s restatement.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Adrienne Graves, Chair, Alan Weinstein and Ronald M. Johnson, who currently comprise the Compensation Committee, are each independent, non-employee directors of the Company. No executive officer (current or former) of the Company served as a director or member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on our Compensation Committee, (iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of our Board, or (iv) were directly or indirectly the beneficiary of any related transaction required to be disclosed under the applicable regulations of the Exchange Act, during the year ended December 31, 2015.

EQUITY COMPENSATION PLANS

Equity Compensation Plans

Options granted under the 2003 Plan have exercise prices equivalent to the market value of our common stock on the date of grant and expire five years from that date. Options granted to our Directors typically vest one year from the date of grant and expire five years from the date of grant. All options granted from May 4, 2012 through November 6, 2013 vest annually over a four-year period. All existing option and restricted stock awards as of November 6, 2013, the date of expiration of the 2003 Option Plan, remain intact through their various expiration dates, but no further awards can be granted pursuant to the 2003 Option Plan.

On May 2, 2014, the Company obtained shareholder approval of the 2014 Option Plan, which was adopted by the Board of Directors on December 30, 2013. Under this plan, which replaced the expired 2003 Option Plan, 7,500,000 shares of common stock may be issued pursuant to options and other stock-based awards. The 7,500,000 shares set aside for issuance under the 2014 Option Plan is inclusive of the 6,816,500 shares authorized but unissued from the terminated 2003 Option Plan. Options granted under the 2014 Plan have exercise prices equivalent to the market value of our common stock on the date of grant. They vest over four years and expire five or seven years from the date of grant. As of May 1, 2016, 4,066,317 shares remain available for issuance under the 2014 Option Plan.

Historically, the Akorn, Inc. Employee Stock Purchase Plan (the “ESPP”) permitted eligible employees to acquire shares of our common stock through payroll deductions in whole percentages from 1% to 15% of eligible wages, at a 15% discount from the market price of our common stock, subject to an annual maximum purchase of $25,000 in market value of common stock. However, due to our restatement process, we were required to suspend purchases under and terminate our ESPP.

Summary Table

The following table sets forth certain information as of December 31, 2015, with respect to compensation plans under which shares of Akorn common stock were issuable as of that date. We do not have any equity compensation plans that have not been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation plans approved by security holders:	5,014,379(1)	$21.49	4,066,317

(1)	This amount reflects 2,444,151 outstanding options and 252,764 unvested restricted stock unit awards under the 2003 Plan, and 2,317,464 options under the 2014 Plan.

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IV.	Security Ownership of Certain Beneficial Owners and Management

As of April 29, 2016, the following persons were directors, nominees, Named Executive Officers or others with beneficial ownership of 5% or more of our common stock. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished to us or to the SEC by the persons listed. Unless otherwise noted, the address of each of the following persons is 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

BENEFICIAL OWNERSHIP OF HOLDERS OF 5% OR MORE OF OUR COMMON STOCK, DIRECTORS, AND NAMED EXECUTIVE OFFICERS:

	Shares	Percent
	Beneficially	of
Beneficial Owner	Owned(1)	Class
Holders of 5% or more of our common stock (excluding Directors and Named Executive Officers):
BlackRock, Inc.	7,230,228(2)	6.1%
Directors:
John N. Kapoor, Ph.D.	31,457,558(3)	26.3%
Kenneth S. Abramowitz	72,068(4)	*
Adrienne L. Graves, Ph.D.	30,753(5)	*
Ronald M. Johnson	147,560(6)	*
Steven J. Meyer	109,309(7)	*
Terry Allison Rappuhn	20,500(8)	*
Brian Tambi	94,344(9)	*
Alan Weinstein	139,810(10)	*
Named Executive Officers:
Raj Rai	2,315,980(11)	1.9%
Duane A. Portwood	-0-	*
Joseph Bonaccorsi	576,102(12)	*
Bruce Kutinsky, Pharm. D.	512,580(13)	*
Steven Lichter	50,000(14)	*
Randall E. Pollard	12,500(15)	*
Jonathon Kafer	31,250(16)	*
Timothy A. Dick	350,556(17)	*
Directors and Executive Officers as a group (16 persons)	35,920,870	30.1%
(*)	indicates Beneficial Ownership of less than 1%.
(1)	Includes all shares beneficially owned, whether directly and indirectly, individually or together with associates, jointly or as community property with a spouse, as well as any shares as to which beneficial ownership may be acquired within 60 days of April 29, 2016 by the vesting of RSUs or the exercise of options, warrants or other convertible securities. Unless otherwise specified in the footnotes that follow, the indicated person or entity has sole voting power and sole investment power with respect to the shares.
(2)	The stock ownership of BlackRock, Inc. is as of December 31, 2015 as reflected in the Schedule 13G/A filed with the SEC on January 25, 2016. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(3)	Includes (i) 4,907,524 shares of common stock owned by the Kapoor Trust, of which Dr. Kapoor is the sole trustee and beneficiary, (ii) 500,730 shares of common stock owned directly by Dr. Kapoor, and (iii) 10,753 shares of common stock issuable upon exercise of options. The total also includes (a) 15,050,000 shares of common stock owned by Akorn Holdings, L.P., a Delaware limited partnership, of which Dr. Kapoor is the indirect managing general partner, (b) 2,970,644 shares of common stock owned EJ Financial / Akorn Management L.P., of which Dr. Kapoor is the indirect managing general partner, (c) 3,590,445 shares of common stock owned by EJ Funds LP., of which Dr. Kapoor is the indirect managing general partner, and (d) 4,427,462 shares of common stock held through several trusts, the trustee of which is employed by a company controlled by Dr. Kapoor and the beneficiaries of which include Dr. Kapoor’s children and various other family members, all of which shares in (a) – (d) Dr. Kapoor disclaims beneficial ownership of to the extent of his actual pecuniary interest therein. Dr. Kapoor holds sole voting and dispositive power over 31,457,558 beneficially-owned shares and holds shared voting and dispositive power over 31,457,558 beneficially owned shares.
(4)	Beneficial ownership for Mr. Abramowitz includes 35,753 shares of common stock issuable upon exercise of options.
(5)	Beneficial ownership for Dr. Graves includes 30,753 shares of common stock issuable upon exercise of options.
(6)	Beneficial ownership for Mr. Johnson includes 60,753 shares of common stock issuable upon exercise of options.
(7)	Beneficial ownership for Mr. Meyer includes 35,753 shares of common stock issuable upon exercise of options.
(8)	Beneficial ownership for Ms. Rappuhn includes 20,000 shares of common stock issuable upon exercise of options.

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(9)	Beneficial ownership for Mr. Tambi includes 60,753 shares of common stock issuable upon exercise of options and excludes 6,026 RSUs scheduled to vest in three equal installments on September 5, 2016, September 5, 2017 and September 5, 2018.
(10)	Beneficial ownership for Mr. Weinstein includes (i) 60,753 shares of common stock issuable upon exercise of options.
(11)	Beneficial ownership for Mr. Rai includes 2 million shares owned by the Rajat Rai 2016 GRAT. The total also includes 154,745 shares of common stock issuable upon the exercise of options and excludes; (i) 13,136 RSUs scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018, (ii) 73,945 RSUs scheduled to vest in three equal installments on September 5, 2016, September 5, 2017 and September 5, 2018, (iii) 16,300 shares of common stock issuable upon the exercise of stock options scheduled to vest on May 3, 2017 and (iv) 105,485 shares of common stock issuable upon the exercise of stock options scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018.
(12)	Beneficial ownership for Mr. Bonaccorsi includes 205,240 shares of common stock issuable upon the exercise of options and excludes (i) 2,627 RSUs scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018, (ii) 74,370 RSUs scheduled to vest in three equal installments on September 5, 2016, September 5, 2017 and September 5, 2018, (iii) 3,025 shares of common stock issuable upon the exercise of stock options scheduled to vest on May 3, 2017 and (iv) 21,165 shares of common stock issuable upon the exercise of stock options scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018.
(13)	Beneficial ownership for Dr. Kutinsky includes 495,885 shares of common stock issuable upon the exercise of stock options and excludes (i) 3,722 RSUs scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018, (ii) 5,300 shares of common stock issuable upon the exercise of stock options scheduled to vest on May 3, 2017 and (iv) 29,985 shares of common stock issuable upon the exercise of stock options scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018.
(14)	Beneficial ownership for Mr. Lichter includes 50,000 shares of common stock issuable upon the exercise of stock options and excludes 150,000 shares of common stock issuable upon the exercise of stock options schedule to vest in three equal installments on February 23, 2017, February 23, 2018 and February 23, 2019.
(15)	Beneficial ownership for Mr. Pollard includes 12,500 shares of common stock issuable upon the exercise of stock options and excludes (i) 37,500 shares of common stock issuable upon the exercise of stock options schedule to vest in three equal installments on May 1, 2017, May 1, 2018 and May 1, 2019 and (ii) 10,000 shares of common stock issuable upon the exercise of stock options scheduled to vest in four equal installments on October 30, 2016, October 30, 2017, October 30, 2018 and October 30, 2019.
(16)	Beneficial ownership for Mr. Kafer includes 31,250 shares of common stock issuable upon the exercise of stock options and excludes 93,750 shares of common stock issuable upon the exercise of stock options schedule to vest in three equal installments on May 1, 2017, May 1, 2018 and May 1, 2019.
(17)	Beneficial ownership for Mr. Dick includes (i) 146,443 shares of common stock issuable upon the exercise of stock options and (ii) 45,789 RSUs.

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V.	Questions and Answers

Why have I received these materials? What is included in the proxy materials?

This proxy statement was provided to you because our Board is soliciting your proxy to vote at the annual meeting of shareholders to be held on July 1, 2016. The proxy materials for our 2016 annual meeting of shareholders include the Notice of Annual Meeting, this proxy statement and our Form 10-K filed for fiscal year 2015. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

Who may attend the 2016 Annual Meeting? Are there procedures for attending?

Only shareholders as of May 11, 2016 or their legal proxy holders may attend the 2016 annual meeting. Due to space constraints and other security considerations, we will not be able to accommodate the guests of either shareholders or their legal proxy holders.

To be admitted to the 2016 annual meeting, you must present valid proof of ownership of the Company’s common stock as of May 11, 2016 or a valid legal proxy. All attendees must also provide a form of government-issued photo identification. If you arrive at the 2016 annual meeting without the required items, we will admit you only if we are able to verify that you are a shareholder of the Company as of May 11, 2016.

Shareholders of record may gain admittance to the 2016 annual meeting by providing proof of ownership of the Company’s common stock as of May 11, 2016. If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend the 2016 annual meeting, you will need to bring proof of ownership as of May 11, 2016, such as a recent bank or brokerage account statement, and if you wish to vote in person, you must obtain a legal proxy issued in your name from your broker or other nominee. If you are not a shareholder but attending as proxy for a shareholder, you may attend the 2016 annual meeting by presenting a valid legal proxy. Shareholders may appoint only one proxy holder to attend on their behalf.

If you are representing an entity that is a shareholder, you must provide evidence of your authority to represent that entity at the 2016 annual meeting. Shareholders holding shares in a joint account will be admitted to the 2016 annual meeting if they provide proof of joint ownership.

Who is entitled to vote at the 2016 Annual Meeting?

Shareholders of record as of the close of business on May 11, 2016 will be entitled to vote at the annual meeting. On May 11, 2016, there were 119,427,471 shares of common stock outstanding and entitled to vote.

If on May 11, 2016 you were a “record” shareholder of common stock (that is, if you held common stock in your own name in the stock records maintained by our transfer agent, Computershare), you may vote in person at the annual meeting or by proxy. Whether or not you intend to attend the annual meeting, we encourage you to vote now, online, by phone, or proxy card to ensure that your vote is counted.

If on May 11, 2016, you were the beneficial owner of shares of common stock held in “street name” (that is, a shareholder who held common stock through a broker or other nominee) then these materials are being forwarded to you by the broker or other nominee. You may direct your broker or other nominee how to vote your shares of common stock. However, you will have to obtain a proxy form from the institution that holds your shares and follow the voting instructions on the form. If you wish to attend the annual meeting and vote in person, you may attend the meeting but may not be able to vote in person unless you first obtain a legal proxy issued in your name from your broker or other nominee.

A list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, on and during ordinary business hours for 10 days prior to the date of the meeting at our principal offices located at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of eight directors;
•	Ratification of the appointment by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
•	Approval by non-binding advisory vote of the Company’s executive compensation program.

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How do I cast my vote?

You may either vote “FOR ALL” or “WITHHOLD ALL” or “FOR ALL EXCEPT” for any or all of the Company’s nominees for Director. There is no cumulative voting with respect to the election of directors. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting to ratify the Company’s appointment of BDO USA, LLP as its independent registered public accounting firm and on the voting to approve by non-binding advisory vote the Company’s executive compensation program.

If you are a shareholder of record, vote over the Internet at www.proxyvote.com or vote by telephone at 1 (800) 690-6903. You may also vote by proxy card, voter instruction form or in person at the annual meeting.

Whether or not you plan to attend the annual meeting, we urge you to vote now to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

If you hold your shares in street name, the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Akorn. In order to vote, complete and mail the proxy card received from your broker or bank to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or such other applicable agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or such other agent to request a proxy form.

Each share of common stock is entitled to one vote with respect to each matter to be voted on at the annual meeting.

What constitutes a quorum for purposes of the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The presence at the annual meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote, or 59,713,736 votes, shall constitute a quorum for the transaction of business at the meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How does the Board recommend that I vote my shares?

The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR ALL for the election of the eight nominees for director (Proposal 1).
•	FOR the ratification of the appointment by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2).
•	FOR the approval, by non-binding advisory vote, of the Company’s executive compensation program (Proposal 3).

With respect to any other matter that properly comes before the annual meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion. As of the date of this proxy statement, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the 2016 annual meeting.

What if I return a proxy card but do not make specific choices?

If you are the shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR ALL” for the election of all eight nominees for director, “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and “FOR” the approval by non-binding advisory vote of our executive compensation program. If any other matter is properly presented at the annual meeting, your proxy (the individual named on your proxy card) will vote your shares using his or her best judgment.

If you hold your shares in street name, and do not provide your nominee instruction with respect to any voting selections, your shares cannot be voted by your nominee for the election of any of the eight nominees for director or the approval by non-binding advisory vote of our executive compensation program. In such case, your vote will be considered a “broker non-vote.” However, your shares may be voted by your nominee for the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

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How many votes are needed to approve each proposal?

Proposal 1. The election of directors will be determined by a plurality of the votes cast at the annual meeting by shares represented in person or by proxy and entitled to vote for the election of directors. A plurality means the highest number of “FOR” votes. Therefore, the eight nominees receiving the most proper “FOR” votes will be elected. Abstentions and broker non-votes will have no effect on the outcome.

Proposal 2. The ratification of the appointment by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 requires a “FOR” vote from a majority of the votes cast. Abstention and broker non-votes will have no effect on the outcome.

Proposal 3. The approval by advisory vote of the Company’s executive compensation program is non-binding to the Company. Abstentions and broker non-votes will have no effect on the outcome. Since this vote is non-binding, the Company maintains the right to adopt or maintain an executive compensation plan that has not been ratified by affirmative vote of its shareholders. However, our Board of Directors (including our Compensation Committee) will take into account the outcome of the vote when considering future decisions affecting executive compensation as it deems appropriate.

Can I revoke or change my vote after I return my proxy card?

Yes. For shareholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

•	You may submit a written notice of revocation to Akorn’s Corporate Secretary at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.
•	You may submit a proxy bearing a later date.
•	You may attend the annual meeting and vote in person. Attendance at the meeting will not, by itself, revoke a proxy.

If you hold your shares in street name, you will need to revoke or resubmit your proxy through your nominee and in accordance with its procedures. In order to attend the annual meeting and vote in person, you will need to obtain a proxy from your nominee, the shareholder of record.

Who will bear the expense of soliciting proxies in connection with this proxy statement?

Akorn will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile, online posting or electronic transmission by our employees. Our employees will not receive any additional compensation for participating in proxy solicitation. We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.

What does it mean if I receive more than one proxy?

If you receive more than one proxy, it means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare – Essential Registry Team, located at 350 Indiana Street, Suite 750, Golden, Colorado 80401 and may be reached at (303) 262-0678.

What is householding of proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers with account holders who are Akorn shareholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Akorn, Inc., Attention: Investor Relations, 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, or call (847) 279-6156. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

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How can I get a copy of the 2015 annual report or other proxy materials?

The Notice of Annual Meeting, proxy statement and our Form 10-K for 2015 are available at proxyvote.com and at the Company’s website akorn.com.

We will provide, without charge, a copy of our Form 10-K, including financial statements and financial statement schedules, as filed with the SEC, upon request in writing from any person who was a holder of record or who represents in good faith that such person was a beneficial owner of common stock as of May 11, 2016. Requests should be made to Akorn, Inc., Attention: Investor Relations, 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

What are the deadlines for submitting shareholder proposals for the 2017 annual meeting?

Any proposal that a shareholder of our common stock wishes to submit for inclusion in the Akorn Proxy Statement for the 2017 annual meeting (“2017 Proxy Statement”) pursuant to Rule 14a-8 must be received by Akorn’s Corporate Secretary at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045 not later than November 24, 2016, or if such year’s annual meeting does not take place within 30 days from May 5, 2017, then the deadline is a reasonable time before Akorn begins to print and send its proxy materials. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our common stock wishes to propose for consideration at the 2017 annual meeting, but does not seek to include in the 2017 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no later than November 24, 2016 if the proposing shareholder of our common stock wish for Akorn to describe the nature of the proposal in its 2017 Proxy Statement. Any shareholder proposals or notices submitted to Akorn in connection with our 2017 annual meeting should be addressed to: Akorn’s Corporate Secretary at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045. Any notice of a shareholder proposal submitted after November 24, 2016, or if such year’s annual meeting does not take place within 30 days from May 5, 2017, a reasonable time before Akorn begins to print and send its proxy materials, will be considered untimely.

By Order of the Board of Directors

/S/ Joseph Bonaccorsi

Joseph Bonaccorsi

Secretary

Lake Forest, Illinois

May 20, 2016

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AKORN

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 30, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 30, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11544-P80808 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AKORN, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John Kapoor, PhD
02) Kenneth Abramowitz
03) Adrienne Graves, PhD
04) Ronald Johnson
05) Steven Meyer
06) Terry Allison Rappuhn
07) Brian Tambi
08) Alan Weinstein

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Proposal to ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for year ending December 31, 2016.	☐	☐	☐
3. Proposal to approve, through a non-binding advisory vote, the Company's executive compensation program as described in the Company's 2016 proxy statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E11545-P80808

AKORN, INC.
Annual Meeting of Shareholders
July 1, 2016 10:00 AM
This proxy is solicited on behalf of the Board of Directors of Akorn, Inc.

The undersigned hereby constitutes and appoints Duane Portwood and Joseph Bonaccorsi as proxies for the undersigned, each with full power of substitution, to represent the undersigned. The proxy holders are instructed to vote as designated on the reverse side hereof, and according to the discretion of the proxy holder on any other matters that may properly come before the meeting, all of the shares of common stock of Akorn, Inc. held of record by the undersigned on May 11, 2016 that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Akorn, Inc. to be held on July 1, 2016 and at all adjournments thereof.

This proxy when properly executed and dated will be voted in the manner directed herein by the undersigned shareholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES, FOR THE APPOINTMENT OF BDO USA, LLP TO SERVE AS AKORN'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016 AND FOR THE NONBINDING APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM AS DESCRIBED IN THE COMPANY'S 2016 PROXY STATEMENT. THE PROXY HOLDERS WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed and dated on reverse side